SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Orexigen Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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NOTICE OF 2016 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

The annual meeting of stockholders of Orexigen Therapeutics, Inc. will be held at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121 on July 8, 2016 at 10:00 a.m. local time, for the following purposes:

1.	To elect three (3) directors for a three-year term to expire at the 2019 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To approve our Amended and Restated 2007 Equity Incentive Award Plan.

4.	To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split.

5.	To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase our authorized shares of common stock.

6.	To approve the issuance of our common stock upon the conversion of 0% Convertible Senior Secured Notes Due 2020 and warrants to purchase common stock.

7.	To transact any other business that may properly come before our annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed May 20, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Friday, July 8, 2016 at 10:00 a.m. local time at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121. The proxy statement and Orexigen’s Annual Report for the fiscal year 2015 are available electronically at www.proxyvote.com.

By Order of the Board of Directors,

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

May 27, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Page
General Information About the Annual Meeting and Voting

Proposal 1: Election of Directors	7

Proposal 2: Ratification of Selection of Independent Registered Public Accountants	19

Proposal 3: Approval of the Amended and Restated Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan	21

Proposal 4: Approval of an Amendment to the Orexigen Therapeutics, Inc. Amended and Restated Certificate of Incorporation, as amended, to Effect a Reverse Stock Split	36

Proposal 5: Approval of an Amendment to the Orexigen Therapeutics, Inc. Amended and Restated Certificate of Incorporation, as amended, to Increase Authorized Shares of Common Stock	43

Proposal 6: Approval of the Issuance of Common Stock upon the Conversion of 0% Convertible Senior Secured Notes Due 2020 and Warrants to Purchase Common Stock	45

Security Ownership of Certain Beneficial Owners and Management	48

Executive Compensation and Other Information	51

Compensation Discussion and Analysis	53

Director Compensation	71

Certain Relationships and Related Party Transactions	73

Legal Proceedings	76

Section 16(a) Beneficial Ownership Reporting Compliance	77

Stockholder Proposals	78

Annual Report	78

Stockholders Sharing the Same Address	78

Other Matters	79

Where You Can Find More Information	79

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), including any votes related to adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this proxy statement, “we”, “us”, “our” and “Orexigen” refer to Orexigen Therapeutics, Inc.

We intend to mail the Notice on or about May 27, 2016 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after June 6, 2016.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Friday, July 8, 2016 at 10:00 a.m. local time at the offices of Cooley LLP located at 4401 Eastgate Mall, San Diego, California 92121. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 20, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 145,567,820 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on May 20, 2016 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust, N.A. (“AST”), then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return a proxy card or vote by proxy, over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on May 20, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are six matters scheduled for a vote:

•	Election of three directors to hold office until the 2019 Annual Meeting of Stockholders;

•	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	Approval of our Amended and Restated 2007 Equity Incentive Award Plan;

•	Approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split;

•	Approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase our authorized shares of common stock; and

•	Approval of the issuance of our common stock upon the conversion of 0% Convertible Senior Secured Notes Due 2020 and warrants to purchase common stock.

What if another matter is properly brought before the Annual Meeting?

We currently know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may either vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already submitted a proxy.

•	To vote in person, come to the Annual Meeting, at which we will give you a ballot upon request.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern time on July 7, 2016 to be counted.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern time on July 7, 2016 to be counted.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card before the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Orexigen. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of May 20, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on any of the proposals other than Proposal 2 without your instructions, but may vote your shares on Proposal 2, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” each of the other proposals. If any other matter is properly presented at the Annual Meeting, your proxyholder will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We have retained Alliance Advisors, LLC to assist in the distribution and solicitation of proxies. We will pay Alliance Advisors, LLC a fee of approximately $19,000 plus reimbursement of certain specified out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;

•	you may grant a subsequent proxy by telephone or through the internet;

•	you may send a timely written notice that you are revoking your proxy to our Secretary at 3344 N. Torrey Pines Ct., Suite 200 La Jolla, CA 92037; or

•	you may attend the Annual Meeting and vote in person.

Simply attending the meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals (including a director nomination) due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal (including a director nomination) must be submitted in writing by January 28, 2017 to our Secretary at 3344 N. Torrey Pines Ct., Suite 200 La Jolla, CA 92037, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2017 Annual Meeting of Stockholders is held before June 8, 2017 or after August 7, 2017, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2017 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on April 9, 2017 nor earlier than the close of business on March 10, 2017; provided, however, that if our 2017 Annual Meeting of Stockholders is held before June 8, 2017 or after September 6, 2017, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	“For” votes from the holders of a majority of the shares present in person or represented by proxy and voting on the matter	No effect	None
2	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Against
3	Approval of our amended and restated 2007 Equity Incentive Award Plan	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Against
4	Approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split	“For” votes, either in person or by proxy, from the holders of a majority of the outstanding shares of common stock	Against	Against
5	Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock	“For” votes, either in person or by proxy, from the holders of a majority of the outstanding shares of common stock	Against	Against
6	Approval of the issuance of our common stock upon the conversion of 0% Convertible Senior Secured Notes Due 2020 and warrants to purchase common stock	“For” votes from the holders of a majority of the shares present in person or represented by proxy and voting on the matter	No effect	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 145,567,820 shares outstanding and entitled to vote. Thus, the holders of 72,783,911 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for three nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and will serve until their successors are elected and qualified. The nominees are Brian H. Dovey, David J. Endicott and Lota S. Zoth.

If no contrary indication is made, proxies in the accompanying form are to be voted for Messrs. Dovey and Endicott and Ms. Zoth or in the event that Messrs. Dovey or Endicott or Ms. Zoth is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Messrs. Dovey and Endicott and Ms. Zoth are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/ corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2019 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Brian H. Dovey	74	Director
David J. Endicott	51	Director
Lota S. Zoth	56	Director

Brian H. Dovey has served as a member of our board of directors since January 2004. Mr. Dovey has been a Partner of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, since 1988. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now part of sanofi-aventis), including as president from 1986 to 1988. Previously, Mr. Dovey was president of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation and New York Telephone Company. Mr. Dovey has served as both president and chairman of the National Venture Capital Association. He is former Chair and currently serves on the Board of Trustees of the Wistar Institute, a non-profit preclinical biomedical research company. Mr. Dovey serves on the board of directors and is also Co-Dean and former Chairman of the Kauffman Fellows Program at the Center for Venture Education and currently serves on the board of directors of REVA Medical, Inc., and Otonomy, Inc., both publicly traded companies. He was also a former board member of the industry associations representing the medical device industry as well as the association representing consumer pharmaceuticals. Mr. Dovey has also served as a member of the board of directors of the following publicly traded companies: Align Technology, Inc., Cardiac Science, Inc. and Neose Technologies, Inc. Mr. Dovey received his B.A. from Colgate University and an M.B.A. from the Harvard Business School.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Dovey has extensive experience in the life sciences industry through Domain’s venture capital investments. Through his membership on over 35 private and public companies’ boards of directors over the years, he also has developed significant experience in corporate governance and other leadership matters.

His past experience as President of Rorer Group and Survival Technology further exemplifies his operational, strategic and corporate leadership experience. His service on the compensation committees of other companies, both public and private, allows him to bring substantial relevant experience to his role as chairman of our compensation committee.

David J. Endicott has served as a member of our board of directors since November 2012. Mr. Endicott currently serves as the President of Hospira Infusion Systems, a Pfizer company, a medical device company. Prior to this position, Mr. Endicott served as Corporate Vice President and President, Allergan Medical, Asia Pacific and Latin America, a biotechnology company, from April 2011 through July 2013 and served as Corporate Vice President and President, Allergan Medical from August 2010 through April 2011. Prior to that, he served as Corporate Vice President and President, Europe, Africa and Middle East from October 2004 to August 2010 and managed the expansion of Allergan’s business internationally, including Allergan’s entry into new markets such as Russia, Turkey and Poland. Mr. Endicott served as Senior Vice President, U.S. Specialty Pharmaceuticals from January 2004 to October 2004, Vice President and General Manager of Canada from February 2000 to December 2003 and Vice President of U.S. Managed Markets since 1998. Prior to that, Mr. Endicott served various roles at Allergan since joining Allergan in 1986. Mr. Endicott is a member of the Board of Directors of AdvaMed, the leading U.S. medical device association. Mr. Endicott holds an undergraduate degree in Chemistry from Whitman College, an M.B.A. from the University of Southern California and is a graduate of the Advanced Management Program at the Harvard Business School.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Endicott has broad pharmaceutical leadership, management and operational experience across multiple business and geographic regions. His strong operational and management perspective results from his various leadership positions at Allergan over the past 15 years, and his role in Allergan’s international corporate expansion and commercialization of pharmaceutical drug products, including in the United States, Asia, Latin America and Europe. We believe his global experience will provide significant value as we prepare for the global commercialization of Contrave®.

Lota S. Zoth, CPA has served as a member of our board of directors since April 2012. Additionally, Ms. Zoth is a member of the boards of directors of the following publicly traded companies: Spark Therapeutics, Inc., NewLink Genetics Corporation (both traded on NASDAQ) and Circassia Pharmaceuticals, plc (London Stock Exchange) and serves and Chair of the board of directors of Aeras, a nonprofit biotech organization. She also previously served as a member of the board of directors of Hyperion Therapeutics, Inc. from 2008-2015. Prior to her board service, Ms. Zoth served as Chief Financial Officer of MedImmune, Inc. from April 2004 to July 2007 and also served as its Controller and Principal Accounting Officer from August 2002 through April 2004. Prior to joining MedImmune in 2002, Ms. Zoth served as Senior Vice President, Corporate Controller at PSINet Inc. and Vice President, Corporate Controller at Sodexho Marriott Services, Inc. Ms. Zoth also held senior management positions at Marriott International and PepsiCo, Inc. Ms. Zoth served as an auditor at Ernst & Young, LLP and is a Certified Public Accountant. Ms. Zoth received a B.B.A. in accounting from Texas Tech University.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Ms. Zoth’s experience as Chief Financial Officer, Controller and Principal Accounting Officer, as well as an auditor at Ernst & Young LLP, provided her valuable and relevant experience as a senior financial executive at life sciences and biotechnology companies dealing with financings, mergers, acquisitions and global expansion and other strategic transactions, and provides her with the qualifications and skills to serve as chairman of our audit committee and our audit committee financial expert.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Patrick J. Mahaffy	53	Chairman of our Board of Directors
Michael A. Narachi	56	President, Chief Executive Officer and Director

Patrick J. Mahaffy has served as a member of our board of directors since February 2009 and the chairman of our board of directors since April 2016. Mr. Mahaffy is a founder of Clovis Oncology, Inc., a pharmaceutical development company, and has served as President and Chief Executive Officer and a member of its board of directors since its inception in 2009. Previously, Mr. Mahaffy served in the same role at Pharmion Corporation, which he founded in 2000 and was sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at E.M. Warburg Pincus and Co. Mr. Mahaffy also serves on the board of directors of Flexion Therapeutics, Inc. He is also a trustee of Lewis and Clark College and Boulder Community Hospital. Mr. Mahaffy has a B.A. in international affairs from Lewis and Clark College and an M.A. in international affairs from Columbia University.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Mahaffy has extensive operational, management and leadership experience in the biotechnology industry. Over the past 17 years, he co-founded, built and sold two companies, including the $2.9 billion sale of Pharmion in 2008 to Celgene Corporation. Through this past experience, Mr. Mahaffy has developed a strong background in drug development, including experience with the U.S. Food and Drug

Administration’s (“FDA’s”), and the European Medicines Agency’s approval process and the post-approval commercialization process in the United States and Europe. He has recently started his third oncology focused company, Clovis Oncology.

Michael A. Narachi has served as our President and Chief Executive Officer and a member of our board of directors since March 2009. Previously, Mr. Narachi served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a private biotechnology company, from November 2006 to March 2009. From August 2002 to January 2008, Mr. Narachi served as chairman of the board of directors of Naryx Pharma, Inc., a private pharmaceutical company. In 2004, Mr. Narachi retired as an officer and Vice President of Amgen Inc., a leading therapeutics company, where he served as General Manager of Amgen’s Anemia Business from 1999 to 2003. Mr. Narachi joined Amgen in 1984 and held various positions throughout the organization including: Product Development Team Leader for NEUPOGEN®; Director of Clinical Operations in Thousand Oaks, CA and Cambridge, UK; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. He currently serves as a member of the board of directors of Ultragenyx Pharmaceutical Inc., a publicly traded biopharmaceutical company, and previously served as the chairman of the board of directors of Celladon Corporation, a publicly traded biotechnology company, from 2013 until 2016, and as a member of the board of directors of Amag Pharmaceuticals, Inc. from 2006 until 2014. Mr. Narachi received a B.S. in Biology and an M.A. degree in Biology and Genetics from the University of California at Davis. He received an M.B.A. from the Anderson Graduate School of Management at University of California, Los Angeles.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Narachi brings to our board of directors valuable business, leadership and management experience, and knowledge of our company and the biotechnology industry. Mr. Narachi’s services as our President and Chief Executive Officer provide a critical link between management and the board of directors and ensures that the board takes into consideration management’s perspectives on the business. This critical link also helps the board to perform its oversight function.

Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Louis C. Bock	51	Director
Peter K. Honig, M.D., M.P.H.	59	Director
Debora A. Jorn	58	Director

Louis C. Bock has served as a member of our board of directors since April 2005. He currently serves as a Venture Partner at Sante Ventures, a position he has held since August 2014. Through June 2014, Mr. Bock was a Partner of Scale Venture Partners, a venture capital firm, and served as a Managing Director until 2012. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company where he worked from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of Zogenix, Inc., a publicly traded company, for which he also serves as a member of the audit and nominating and corporate governance committees and Heat Biologics, Inc., a publicly traded biopharmaceutical company. In the past five years, Mr. Bock has also served as a member of the boards of directors of diaDexus Inc. and Horizon Pharma, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Bock has extensive clinical and leadership experience in the biotechnology and biopharmaceuticals industries, including experience in research, project management, business development and sales from his time at Gilead. His strong corporate governance experience stems from his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees.

Peter K. Honig, M.D., M.P.H. has served as a member of our board of directors since February 2010. Dr. Honig currently serves as Senior Vice President of Worldwide Regulatory Affairs at Pfizer, Inc., a global pharmaceutical company. Prior to this position, from July 2010 to May 2014, Dr. Honig served as Head of Global Regulatory Affairs and Patent Safety at Astra Zeneca, LLP, a pharmaceutical company, and from January 2003 through December 2009, Dr. Honig served as Senior Vice President, Worldwide Regulatory Affairs and Product Safety at Merck & Co, a pharmaceutical company. From March 2002 to January 2003, Dr. Honig was Merck’s Vice President, Worldwide Product Safety and Quality Assurance. Prior to Merck, from 1993 to 2002, Dr. Honig held various positions at the FDA including Director of the Office of Drug Safety in the FDA’s Center for Drug Evaluation and Research. Dr. Honig previously served on the board of directors of Celladon Corporation from 2014 to 2016. Dr. Honig received his B.A. in History from Columbia College of Columbia University, his M.D. from Columbia College of Physicians & Surgeons and his M.P.H from Columbia University School of Public Health.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Honig has over 17 years of experience in the drug industry, including nine years at the FDA, specifically in research and development, regulatory affairs and product safety. He has served in various leadership roles in the American Society of Clinical Pharmacology and Therapeutics, including President, Vice President and member of the board of directors. He is also the current PhRMA representative to the International Conference on Harmonization Steering Committee.

Debora A. Jorn has served as a member of our board of directors since May 2016. Additionally, Ms. Jorn is a member of the board of directors of Viveve Medical, Inc. Prior to her board service, from August 2013 to March 2016, Ms. Jorn served as the Executive Vice President and Group Company Chair at Valeant Pharmaceuticals, Inc. From June 2010 to August 2013, Ms. Jorn served as the Chief Global Marketing Officer at Bausch & Lomb Pharmaceuticals. From December 2000 to June 2010, Ms. Jorn served in senior commercial leadership roles at Schering Plough, Johnson & Johnson and Pharmacia. Jorn received a MBA from the Stern Graduate School of Business Administration at New York University and a BA in Biochemistry from Rutgers University.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Ms. Jorn is a senior commercial strategist with a more than 30-year history of building multi-billion dollar global pharmaceutical businesses and a proven track record of designing and implementing innovative business and marketing strategies that have consistently delivered double-digit organic growth across numerous therapeutic areas.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ Stock Market LLC (“NASDAQ”) listing standards, except for Michael A. Narachi, our president and chief executive officer.

Board Leadership Structure

Our board of directors is currently led by its chairman, Mr. Patrick Mahaffy. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

The responsibility for day-to-day risk management lies with our management; however, our board of directors is responsible for risk oversight as part of its fiduciary duty of care to effectively monitor our business operations. Our board of directors works closely with management both formally during meetings of our board of directors and informally through one-on-one communications with our chief executive officer and other members of management to identify and understand the risks facing our company, including those risks associated with our strategic plans, our capital structure, and our development activities, and the steps management is taking to manage these risks, including our compliance program. The audit committee, pursuant to its charter, is specifically responsible for discussing with management our policies with respect to risk assessment and risk management, and our significant risk exposures and the actions management has taken or will take to limit, monitor or control such exposures.

Board of Directors Meetings

During the fiscal year 2015, our board of directors met seven times, including telephonic meetings, and acted by unanimous written consent two times. In that year, all incumbent directors attended at least 75% of the aggregate number of meetings of the board and the committees on which they served during the periods in which they served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investors-Corporate Governance section of our website at www.orexigen.com. The current members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Louis C. Bock	X	—	X
Brian H. Dovey	—	X (Chairman)	—
David J. Endicott	X	—	X
Peter K. Honig, M.D., M.P.H.	—	—	—
Debora A. Jorn	—	—	—
Patrick J. Mahaffy	—	X	X (Chairman)
Michael A. Narachi	—	—	—
Lota S. Zoth	X (Chairman)	X	—

Audit Committee

The audit committee of our board of directors currently consists of Ms. Zoth (Chairman) and Messrs. Bock and Endicott. During 2015, the audit committee of our board of directors consisted of Ms. Zoth (Chairman), Mr. Bock and Dr. Dixon. Dr. Dixon resigned from the board of directors and the audit committee in January 2016. The audit committee met seven times (including telephonic meetings) during fiscal year 2015. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our board of directors has determined that Ms. Zoth qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	reviewing and approving the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics;

•	discussing with management our policies with respect to risk assessment and risk management; and

•	discussing with management our significant risk exposure and the actions management has taken to limit, monitor or control such exposures.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standard No. 16 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. Ernst & Young LLP is also responsible for expressing an opinion on the effectiveness of internal control over financial reporting. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2015. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Lota S. Zoth (Chairman)

Louis C. Bock

David J. Endicott

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Dovey (Chairman) and Mahaffy and Ms. Zoth. During 2015, the compensation committee of our board of directors consisted of Messrs. Dovey (Chairman) and Mahaffy and Dr. Dixon. Dr. Dixon resigned from the board of directors and the compensation committee in January 2016. The compensation committee met eight times (including telephonic meetings) during fiscal year 2015. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation and benefit plans for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing and approving compensation and benefit plans for our executive officers and recommending compensation policies for members of our board of directors and board committees;

•	providing guidance to our board of directors regarding setting performance goals for our officers and reviewing their performance against these goals;

•	administering our benefit plans, including our employee stock purchase plan, and the issuance of stock options and other awards under our equity incentive plans; and

•	reviewing and approving the report that the SEC requires in our annual proxy statement.

In 2009, the compensation committee created the stock award subcommittee and delegated to Mr. Dovey, its sole member, its authority to grant equity awards under our equity incentive plans to non-executive employees under our equity incentive plans. The stock award subcommittee met five times during fiscal year 2015.

Each year, the compensation committee also reviews with management its Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The compensation committee meets at least two times per year, and more frequently as the committee deems necessary or desirable. The agenda for each meeting is usually developed by our senior management, including our chief executive officer and our general counsel, in consultation with the chair of the compensation committee. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial, legal or other background information or advice or to otherwise participate in compensation committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee authority to retain and/or replace, at the expense of the company, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate. The committee may also utilize the services of our regular legal counsel or other advisors. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation.

During the past fiscal year, the compensation committee re-engaged Compensia, Inc. (“Compensia”) as compensation consultants. The compensation committee requested that Compensia undertake another market compensation comparison analysis to ensure that our market comparison group accurately reflected our current stage of development as a company. Our compensation committee took Compensia’s analysis and recommendations into consideration in evaluating salary, bonus and equity compensation decisions for our executives during fiscal year 2015. In October 2015, the compensation committee engaged Frederick W. Cook & Co., Inc. (“FW Cook”) as compensation consultant to undertake a market comparison analysis to assist with evaluating salary, bonus and equity compensation decisions for our executives during fiscal year 2016.

The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2015 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Messrs. Mahaffy (Chairman), Bock and Endicott and these directors comprised the nominating/corporate governance committee in 2015 as well. The nominating/corporate governance committee met two times (including telephonic meetings) during fiscal year 2015. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Other Committees

In addition to the audit, compensation and nominating/corporate governance committees described above, we have also established other committees from time to time. For example, in March 2010, we established a research and development strategy committee whose purpose is to monitor, assist and otherwise provide input to our management with respect to our strategy involving research and development matters. The research and development strategy committee currently consists of Dr. Honig as the sole member.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an executive officer or former executive officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience as a board member of another publicly held company;

•	experience relevant to our industry;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating/corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our president and chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. The nominating/corporate governance committee has utilized third-party search firms to identify board of director candidates in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

There have been no material changes to the procedures by which stockholders may recommend nominees to our nominating/corporate governance committee.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All but one of the members of our board of directors attended our annual meeting of stockholders in 2015.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE ”FOR” EACH OF THE NOMINEES

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the company’s financial statements since its inception in 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2015 and 2014, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2015	2014
Audit Fees(1)	$533,712	$489,346
Audit Related Fees(2)	—	—
Tax Fees(3)	105,000	10,000
All Other Fees(4)	1,895	1,980

	$640,607	$501,326

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, preparation of comfort letters associated with our follow-on public offerings and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during fiscal years 2015 or 2014.
(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to an Internal Revenue Code Section 382 study, review of intellectual property transfer to Ireland subsidiary and general tax advice and planning.
(4)	All Other Fees consist of fees billed in the indicated year for subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2015 and 2014. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE ”FOR” PROPOSAL 2

PROPOSAL 3:

APPROVAL OF THE AMENDED AND RESTATED OREXIGEN THERAPEUTICS, INC.

2007 EQUITY INCENTIVE AWARD PLAN

On April 21, 2016, upon the recommendation of the Compensation Committee, the Board of Directors approved an amendment and restatement (the “Restatement”) of the 2007 Equity Incentive Award Plan (which, as amended and restated, we refer to as the 2007 EIP), which will become effective upon and subject to shareholder approval at the Annual Meeting.

The material features of the 2007 EIP are summarized below, which summary is qualified in its entirety by reference to the text of the 2007 EIP. Capitalized terms not defined herein have the meanings ascribed to them in the 2007 EIP.

The discussion of Proposal 3 in this section: (1) assumes that our stockholders approve Proposal 6, such that our 0% Convertible Senior Secured Notes due 2020 and related warrants become convertible into or exercisable for shares of our Common Stock, as applicable; and (2) does not give effect to the approval by our shareholders of Proposal 4 (the reverse stock split) or the implementation by us of such Proposal 4. If Proposal 4 is approved and implemented, the share numbers set forth in this Proposal 3, including the number of shares available for grant under our 2007 EIP, will be divided by ten.

Purpose of the 2007 EIP

As discussed in the Compensation Discussion and Analysis beginning on page 41, equity compensation plays an important part of our pay-for-performance philosophy. Equity awards also help us remain competitive in retaining and attracting highly qualified employees upon whom, in large measure, our future growth and success depend. In 2015, we granted long-term equity compensation covering 5,014,465 shares under the 2007 EIP, of which awards for 1,948,350 shares, or 39%, were granted to our named executive officers; awards for 400,000 shares, or 8%, were granted to our non-employee directors; and awards for 2,666,115 shares, or 53%, were granted to our broad-based employee and consultant population.

The purpose of the 2007 EIP is to promote the success and enhance the value of the Company by linking the personal interests of our employees, officers and directors to those of our stockholders and by providing such persons with an incentive for outstanding performance. The 2007 EIP is further intended to provide us flexibility in our ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Because of volatility in the biotherapeutics market, we believe options to purchase common stock are an important component of our compensation that address this volatility and ensure our employees remain incentivized.

In connection with our reacquisition of the U.S. rights to Contrave, and to support our commercialization strategy, we completed a $165 million financing consisting of convertible notes and warrants (the “Financing”). As disclosed in our March 15, 2016 investor presentation, we believe the Financing provides sufficient capital to fund our U.S. commercialization plan for Contrave and achieve profitability by full year 2019. The Financing also significantly altered our capitalization table, with our fully-diluted share count nearly tripling before the effect of approval of the 2007 EIP. As such, we determined the size of the new 2007 EIP share authorization to support expected grant needs in light of our new capitalization structure.

If the 2007 EIP is not approved, we do not expect to have sufficient shares to meet our anticipated equity compensation needs after 2016 under our remaining share authorization. As such, our ability to motivate, attract and retain the services of current and future employees, officers and directors would be significantly compromised. See “Determination of Number of Shares for the 2007 EIP” below.

Material Changes and Highlights of the 2007 EIP

•

Increased Share Pool. Pursuant to the Restatement, we increased the number of authorized shares available under the 2007 EIP, such that subject to stockholder approval and as of the Restatement Date, there will be 103,000,000 shares available for grant, reduced by awards made after March 31, 2016, and increased by the number of shares we have reserved to use for Inducement Awards, as more fully described below.

•	No “Evergreen” Provision. The Restatement eliminates the 2007 EIP’s “evergreen” provision (pursuant to which the authorized number of shares automatically increased annually).

•

No Repricing/Exchange of Stock Options or Stock Appreciation Rights. The Restatement prohibits the repricing of option and stock appreciation right awards without stockholder approval (other than for certain equitable adjustments).

•

No Discounted Stock Options or Stock Appreciation Rights. The Restatement continues to require all stock options and Stock Appreciation Rights to have an exercise price equal to or greater than the fair market value of the underlying common stock on the grant date.

•

Limit on Awards to Independent Directors. The Restatement limits the aggregate grant date fair value of all awards granted to any Independent Director plus all cash fees paid to such Independent Director in a year to $750,000.

•	Double-Trigger Vesting. Pursuant to the Restatement, time-based equity awards will vest upon a qualifying termination following a change in control or acquiror’s refusal to assume or replace awards.

•	Clawback Policy. Awards granted under the Restatement are subject to recoupment under certain circumstances as governed by the Company’s clawback policy.

•

162(m) Deductibility. The Restatement expands the list of performance criteria that the Company may use to establish performance goals in connection with future performance-based awards and modifies the annual per-participant limits on awards for purposes of Section 162(m).

•

Dividend Treatment. The Restatement clarifies that any dividends or dividend equivalents with respect to performance-based awards will either (i) not be paid or credited or (ii) be accumulated and be subject to the same restrictions as the underlying award.

•	Plan Term. The Restatement extends the 2007 EIP’s term to April 20, 2026.

•	Other Changes. Restatement effects various other administrative and non-substantive changes to the 2007 EIP.

Determination of the Number of Shares for the 2007 EIP

If the 2007 EIP is approved, the aggregate number of shares of common stock that will be reserved and available for issuance pursuant to awards under the 2007 EIP will be 103,000,000 (which represents 70.8% of our outstanding shares of common stock as of March 31, 2016 and 17.6% of our fully-diluted shares outstanding as of March 31, 2016 after effect of shareholder approval of the 2007 EIP), reduced by awards made after March 31, 2016. In setting the number of proposed shares issuable under the 2007 EIP, the Compensation Committee and the Board considered a number of factors including potential dilution, our historical equity award grant practices, and expected duration of the new share authorization.

Potential Dilution

The Compensation Committee and the Board of Directors considered the potential dilution that would result by adopting the 2007 EIP, including the policies of certain institutional investors and major proxy advisory firms. Potential dilution is a measure of the sum of (i) equity awards outstanding plus available divided by the sum of

(ii) common shares outstanding plus the shares underlying all convertible notes, warrants, and equity awards outstanding plus available for future grant. Importantly, when reviewing dilution, the Board includes shares underlying convertible notes and warrants because they represent a real and substantial portion of the Company’s capitalization.

The potential dilution from the 2007 EIP will be 17.6% on a fully-diluted basis after effect of approval, which the Board believes is reasonable for our industry. The potential dilution from the 2007 EIP is also a reduction compared to the status of our equity compensation plans as of December 31, 2015 and December 31, 2014:

Potential Dilution
	(shares in millions)
	March 31, 2016		As of: December 31, 2015		December 31, 2014
a. Common Shares Outstanding	145.6		145.5		123.5
b. Convertible Notes	234.0		14.0		14.0
c. Warrants	225.0		5.0		0.6
d. Equity Awards Outstanding	23.3		19.9		18.0
e. Shares Available for Grant from:
e1. – Equity compensation plans approved by shareholders	103.0		20.0	*	23.3	*
e2. – Equity compensation plans not approved by shareholders	2.5	*	2.5	*	2.5	*

f. Fully-Diluted Shares (a + b + c + d + e1 + e2)	733.4		206.9		181.8
g. Potential Dilution from Equity Incentive Plans [(d + e1 + e2) / f]	17.6%		20.5%		24.1%

* Shares Available for Grant as of December 31, 2014 and December 31, 2015 include evergreen increases during life of prior plan.

As of March 31, 2016, there were:

Common Shares, Convertible Notes, and Warrants

•	145,567,820 common shares issued and outstanding

•	5,000,000 common shares underlying outstanding warrants with an exercise price of $6.00 per share

•	14,044,088 common shares underlying our 2.75% Convertible Senior Secured Notes due 2020 with a conversion price of $8.19 per share

•	219,999,994 common shares underlying our 0% Convertible Senior Secured Notes due 2020 (“Notes”) with a conversion price of $0.75 per share (issued as part of the Financing)

•	219,999,994 common shares underlying outstanding warrants issued in connection with the Notes with an exercise price of $1.50 per share (issued as part of the Financing)

Equity Compensation Plans

•	19,928,041 stock options outstanding with a weighted average exercise price of $3.54 and a weighted average remaining term of 6.7 years.

•	3,375,000 performance-based stock units outstanding.

•

10,512,829 shares available for grant pursuant to prior shareholder approval, which will be increased to 103,000,000 shares if the 2007 EIP is approved by shareholders (i.e., increase of 92,487,171 shares).

•

2,500,000 shares available for grant as Inducement Awards to individuals not previously an employee or non-employee director of ours (or following a bona fide period of non-employment with us), as an inducement material to each individual’s entering into employment with us (within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules, or Rule 5635(c)(4)).

Equity Plan Share Reservation

The 2007 EIP share reservation is outlined in the following table:

Shares (Millions)
Beginning shares authorized under the 2007 EIP (less shares that represented the Orexigen Therapeutics, Inc. 2004 Stock Plan’s available reserve)	13.52
Shares that represented the Orexigen Therapeutics, Inc. 2004 Stock Plan’s available reserve as of April 24, 2007	3.16
New shares authorized under the 2007 EIP (plan inception to present)	26.22

Total shares authorized to date under the 2007 EIP	42.90
Shares issued or issuable under awards granted from plan inception through March 31, 2016	(49.85)
Shares added back to share reserve as a result of cancellations from plan inception through March 31, 2016	19.96

Shares available for grant as of March 31, 2016	13.01
Additional shares requested under this Restatement	92.49

Estimated total shares available for issuance from March 31, 2016 through April 20, 2026 (if Restatement is approved, assuming no cancellation of outstanding awards)	105.50
Total authorization of shares from initial plan inception (if Restatement is approved)	135.39

Share Usage

We manage our long-term dilution goal by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as “burn-rate.” Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations. The Compensation Committee regularly reviews our burn-rate. For this purpose, we are calculating both dilution and burn rate based upon total common shares outstanding at the end of the year, to align more closely with industry practice. From 2013 to 2015, our burn-rate averaged 3.6% of average common shares outstanding:

	2015	2014	2013	Average (%)
a. Stock Options Granted	5.0	3.2	4.1	4.1
b. Weighted Average Common Shares Outstanding	131.1	118.2	96.9	115.4
c. Burn Rate (a / b)	3.8%	2.7%	4.2%	3.6%

Taking into account our broad-based equity grant practices and the foregoing information, we believe that the additional share authorization requested is appropriate to support the expected growth of the organization.

Expected Plan Duration

We expect the newly authorized shares under the 2007 EIP to cover our competitive equity award grant needs for at least 2016-2018. When determining the size of the share authorization, the Compensation Committee reviewed ownership levels and annual grant rates within our compensation peer group as discussed in the Compensation Discussion and Analysis section of this proxy statement beginning on page 41. The Compensation Committee seeks to ensure that the executive team holds competitive ownership stakes to properly motivate the team’s execution on our transformation strategy. We expect that the aggregate number of options granted each year will increase because of the substantial increase in our fully-diluted share count. In addition, it is likely that our 2016 burn rate will be higher than in future years in order to expedite re-alignment of management’s incentives with the interests of our shareholders.

Section 162(m) Re-Approval: The 2007 EIP is being submitted to our stockholders to ensure that certain awards granted under the 2007 EIP that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code may so qualify. Generally, Section 162(m) does not permit a tax deduction for compensation in excess of $1 million paid in any calendar year by a publicly held company to its chief executive officer or any of the three other most highly compensated executive officers (other than the principal financial officer). However, certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain criteria are satisfied, including that the material terms pursuant to which the compensation is to be paid is disclosed to and approved by the company’s stockholders. Accordingly, if the 2007 EIP, including the list of performance criteria applicable under the 2007 EIP for awards intended to qualify as performance-based under Section 162(m), is approved by stockholders and other conditions of Section 162(m) are satisfied, certain compensation paid to the above individuals pursuant to the 2007 EIP should not be subject to the deduction limit of Section 162(m). Because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of formal guidance thereunder, we cannot guarantee that any awards under the 2007 EIP intended to qualify for exemption under Section 162(m) will actually receive this treatment. However, the 2007 EIP is structured with the intention that our Compensation Committee, which we refer to as the Committee, will have the discretion to make awards under the 2007 EIP that would qualify as “performance-based compensation” and be fully deductible. At the Annual Meeting, our stockholders are being requested to further qualify the 2007 EIP for purposes of Section 162(m), including re-approval of the performance criteria applicable under the 2007 EIP for awards intended to qualify as performance-based compensation under Section 162(m).

2007 EIP Description

Administration: Under the terms of the 2007 EIP, the Board (and, through delegation, the Committee) has the power to (i) designate participants to receive awards; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of awards to be granted and the number of shares of Stock to which an award will relate; (iv) determine the terms and conditions of any award granted pursuant to the 2007 EIP, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards; (v) determine whether, to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price of an award may be paid in, cash, Stock, other awards, or other property, or an award may be canceled, forfeited, or surrendered; (vi) prescribe the form of each Award Agreement, which need not be identical for each participant; (vii) decide all other matters that must be determined in connection with an award; (viii) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the 2007 EIP; (ix) interpret the terms of, and any matter arising pursuant to, the 2007 EIP or any Award Agreement; and (x) make all other decisions and determinations that may be required pursuant to the 2007 EIP or as the Committee deems necessary or advisable to administer the 2007 EIP.

Ability to Permit Deferrals: Under the terms of the 2007 EIP, any Eligible Individual selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee in accordance with Section 409A of the Code. The number of shares of Deferred Stock will be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a participant awarded Deferred Stock will have no rights as a company stockholder with respect to such Deferred Stock until such time as the Deferred Stock award has vested and the Stock underlying the Deferred Stock award has been issued. In addition, the Committee will be authorized to establish procedures pursuant to which the payment of any award may be deferred.

Adjustments Upon Changes in Control in Common Stock; Other Corporate Events: Under the terms of the 2007 EIP:

•	In the event of a dissolution or liquidation of the company, all outstanding awards will terminate immediately prior to such event.

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In the event of a Change in Control of the company, any surviving corporation or acquiring corporation will assume any awards outstanding under the 2007 EIP or will substitute similar awards for those outstanding under the 2007 EIP. In the event any surviving corporation or acquiring corporation refuses to assume such awards or to substitute similar awards for those outstanding under the 2007 EIP, then the vesting of such awards will be accelerated in full (or, in the case of performance-based awards, as provided for in the applicable Award Agreements), and the awards will terminate if not exercised (if applicable) at or prior to such event. With respect to any other awards outstanding under the 2007 EIP, such awards will terminate if not exercised (if applicable) prior to such event. The Committee will have the right to provide that in the event of a Change in Control, performance-based awards will be (i) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions will lapse and such performance-based awards will be immediately settled or distributed or (ii) converted into restricted stock or restricted stock unit awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control).

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Notwithstanding any other provisions of the 2007 EIP to the contrary (other than provisions applicable to Section 409A of the Code and to Qualified Performance-Based Compensation), and unless otherwise provided in an Award Agreement, if within 12 months after the date of a Change in Control the Continuous Service of a participant terminates due to an involuntary termination (not including death or Disability) without Cause, then the vesting and exercisability of all time-based awards held by such participant will be fully accelerated and all performance-based awards will be treated as provided for in the applicable Award Agreements, or any reacquisition or repurchase rights held by the company with respect to an award will fully lapse.

Adjustments Upon Changes in Capital Structure: Under the terms of the 2007 EIP, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring (or, in the case of the second bullet point below, any unusual or nonrecurring transactions or events affecting the company, any affiliate of the company, or the financial statements of the company or any affiliate, or of changes in applicable laws, regulations or accounting principles):

•

The Committee will make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the 2007 EIP (including, but not limited to, adjustments of the 2007 EIP’s share limitations); (ii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding awards under the 2007 EIP. Any adjustment affecting an award intended as Qualified Performance-Based Compensation will be made consistent with the requirements of Section 162(m) of the Code.

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The Committee may take any one or more of the following actions to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2007 EIP or with respect to any award under the 2007 EIP, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles: (i) to provide for either (A) termination of any such award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights or (B) the replacement of such award with other rights or property selected by the Committee in its sole discretion; (ii) to provide that such award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) to make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding awards, and in the number and kind of outstanding restricted stock or Deferred Stock and/or in the terms and conditions of, and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future; (iv) to provide that such award will be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the 2007 EIP or the applicable Award Agreement; and (v) to provide that the award cannot vest, be exercised or become payable after such event. In addition, in such event, the Committee will make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the 2007 EIP (including, but not limited to, adjustments of the 2007 EIP’s share limitations).

Awards and Eligibility: The 2007 EIP provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance share awards, and other stock awards. All employees of the company (approximately 82 people), consultants of the company (approximately 24 individuals) and members of the Board of the company (currently eight people) are eligible to participate in the 2007 EIP. The persons to whom awards will be granted and the terms thereof are determined by the Committee. The bases on which individuals receive actual awards will depend on a number of factors, including an individual’s potential contribution to the business, compensation practices at the time, retention issues and the company’s stock price.

Shares Available: As of the Restatement Date and subject to certain equitable adjustments, a total of 103,000,000 shares will be authorized for Awards granted under the 2007 EIP, plus the number of shares reserved for Inducement Awards under 2007 EIP and as described below, less one share for every one share granted under the 2007 EIP after March 31, 2016 and prior to the Restatement Date. The maximum number of shares that may be delivered upon exercise of incentive stock options will not exceed 103,000,000.

As of March 31, 2016, the closing per-share sales price of our common stock as reported on Nasdaq was $0.56. Under the 2007 EIP, subject to approval by stockholders:

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In the event that (i) any option or other award granted under the 2007 EIP is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the company, or (ii) withholding tax liabilities arising from such option or other award are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the company, then in each such case the shares so tendered or withheld will be added to the shares available for grant under the 2007 EIP on a one-for-one basis.

•

If any shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such Award (including on payment in shares on exercise of a stock appreciation right), such shares will, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the shares available for grant under the plan on a one-for-one basis.

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If any option or other Award is exercised through the tendering of shares (either actually or by attestation) or by withholding of shares by the Company, or in the event that withholding tax liabilities arising from such option or other Award are satisfied by the tendering o shares (either actually or by attestation) or by the withholding of shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the shares available for grant under the 2007 EIP on a one-for-one basis.

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Substitute Awards granted under the 2007 EIP will not reduce the shares authorized for grant under the 2007 EIP or the applicable limitations on grants to a participant under the 2007 EIP, nor will shares subject to a Substitute Award be added to the shares available for awards under the 2007 EIP. Additionally, in the event that a company acquired by the company or any Subsidiary or with which the company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as may be adjusted as provided under the 2007 EIP) may be used for awards under the 2007 EIP and will not reduce the shares authorized for grant under the 2007 EIP; provided that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors prior to such acquisition or combination.

Inducement Awards: Subject to adjustment as provided in the 2007 EIP, the Restatement reserves 2,500,000 shares to be used by action of the Board (or a committee thereof) exclusively for the grant of Inducement Awards. Pursuant to the Restatement, Inducement Awards may be granted to employees whose potential contribution will benefit the future success of the Company and/or an affiliated corporation and who have not previously served as employees or Independent Directors of the Company (or following a bona fide period of non-employment) as an inducement material to the individuals’ entering into employment with the Company. In addition, notwithstanding any other provision of the Plan to the contrary, all such Inducement Awards must be granted either by a majority of the Company’s Independent Directors or a committee comprising a majority of Independent Directors.

Maximum Grants under the 2007 EIP: Subject to adjustment as provided in the 2007 EIP, no participant may be granted (i) options or stock appreciation rights during any 12-month period with respect to more than 15,000,000 shares and (ii) any awards (other than options or stock appreciation rights) during any calendar year that are intended to constitute Qualified Performance-Based Compensation and are denominated in shares under which more than 15,000,000 shares may be earned within any applicable vesting period or Performance Period. During any calendar year no participant may be granted awards of Qualified Performance-Based Compensation that are denominated in cash under which more than $15,000,000 may be earned within any applicable vesting period or Performance Period. Each of the limitations in this paragraph will be doubled with respect to awards granted to a participant during the first calendar year in which the participant commences employment with the company and its Subsidiaries. If an award is cancelled, the cancelled award will continue to be counted toward the applicable limitation in this paragraph.

Director Limitation: The Restatement would add annual maximum limitations to awards to our non-employee directors. Under the Restatement, notwithstanding any other provision of the 2007 EIP to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any Independent Director during any single calendar year, plus all cash fees paid to such Independent Director during such year, will not exceed $750,000.

Prohibition on Repricing of Awards: Other than in connection with certain equitable adjustments as provided in the 2007 EIP, the Committee will not without the approval of the Company’s stockholders (i) lower the exercise price per share of an option or stock appreciation right after it is granted, (b) cancel an option or stock appreciation right when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award (other than in connection with a change in control), or (c) take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of our common stock are listed.

Compensation Recoupment Policy: All Awards will be subject to the Company’s Recoupment Policy, as may be in effect from time to time.

Performance Goals: To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any restricted stock award, Performance Share award or Performance Stock Unit (or any other award granted under Article 8 of the 2007 EIP) which may be granted to one or more Covered Employees, prior to the earlier of 90 days following the commencement of the applicable Performance Period and the expiration of 25% of the Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee will, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

The Performance Criteria that will be used to establish Performance Goals for a particular Performance Period will be based on the attainment of specified levels of one or any combination of the following: sales (including same store or comparable sales); net sales; return on sales; revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures); operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; gross or net profit margin; gross profit growth; net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow (including operating cash flow and free cash flow) or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; cash flow return on capital; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; cost reductions or savings; customer satisfaction; customer growth; employee satisfaction; productivity or productivity ratios; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; timely launch of new facilities (such as new store openings, gross or net); sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally (or through partnering transactions); royalty rates or royalty income; reported prescriptions over a period; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; and recruiting and maintaining personnel, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of other companies or a peer group. Any Performance Goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles.

To the extent an award is intended to be Qualified Performance-Based Compensation, the Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the company, or the financial statements of the company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Options and Stock Appreciation Rights: Options to purchase shares of common stock and stock appreciation rights each may be granted under the 2007 EIP, either alone or in addition to other awards, in consideration (in whole or in part) for the performance of services. The exercise price per share of Stock subject to an option will be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any option will not be less than 100% of the Fair Market Value of a share of Stock on the date of grant. A stock appreciation right will entitle the participant (or other person entitled to exercise the stock appreciation right pursuant to the 2007 EIP) to exercise all or a specified portion of the stock appreciation right (to the extent then exercisable pursuant to its terms) and to receive from the company an amount equal to the product of (i) the excess of (A) the Fair Market Value of a share of Stock on the date the stock appreciation right is exercised over (B) the Fair Market Value of a share of Stock on the date the stock appreciation right was granted and (ii) the number of shares of Stock with respect to which the stock appreciation right will have been exercised, subject to any limitations the Committee may impose. The term of each stock option and stock appreciation right is fixed by the Committee in its sole discretion, but no stock option or stock appreciation right may be exercised more than ten years after the date such award is granted. Stock options and stock appreciation rights are exercisable at such time or times as determined by the Committee. Subject to the other provisions of the 2007 EIP and any applicable award agreement, any stock option may be exercised by the participant upon payment by delivery of cash, shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the option or exercised portion thereof, or other property acceptable to the Committee (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the company in satisfaction of the option exercise price; provided that payment of such proceeds is then made to the company upon settlement of such sale). To exercise any outstanding stock appreciation right, the participant must provide written notice of exercise to the company in compliance with the provisions of the stock appreciation right agreement evidencing such stock appreciation right. The appreciation distribution may be paid in will be in cash, in Stock (based on its Fair Market Value as of the date the stock appreciation right is exercised) or a combination of both, as determined by the Committee. In general, if a participant’s employment or service as a director terminates, other than by reason of retirement, death or disability, all of the participant’s unexercisable Incentive Stock Options and stock appreciation rights are forfeited and all exercisable options and stock appreciation rights may be exercised within 3 months following termination or they will expire. In the event of termination because of death or disability, all of the participant’s unexercisable Incentive Stock Options and stock appreciation rights are forfeited and all exercisable options may be exercised within 12 months following termination because of death or disability or they will expire.

Restricted Stock: Restricted stock awards may be issued to participants for (i) cash, check, bank draft or money order payable to the company, (ii) past services to the company or an affiliate, or (iii) any other form of legal consideration (including future services) permissible under applicable law, either alone or in addition to other awards granted under the 2007 EIP. Shares of common stock awarded under a restricted stock award agreement may be subject to forfeiture to the company in accordance with a vesting schedule to be determined by the Committee.

Performance Stock Unit Awards: The Committee may grant performance stock unit awards under the 2007 EIP. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which will be denominated in units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee will consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular participant.

Performance Share Awards: The Committee may grant Performance Share awards under the 2007 EIP. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which will be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee will consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular participant.

Performance Bonus Awards: A participant may be granted one or more Performance-Based Awards in the form of a cash bonus payable upon the attainment of performance goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee.

Restricted Stock Units: Restricted stock unit awards may be issued to participants for consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award (or an equivalent value in cash, or a combination thereof) as the Committee may determine. The consideration to be paid (if any) by the participant for each share of common stock subject to a restricted stock unit award may be paid in any form of legal consideration that may be acceptable to the Committee, in its sole discretion, and permissible under applicable law. At the time of the grant of a restricted stock unit award, the Committee may impose such restrictions on or conditions to the vesting of the restricted stock unit award as it, in its sole discretion, deems appropriate.

Other Stock Awards: Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares may be granted to participants, either alone or in addition to other awards granted under the 2007 EIP, and may include awards based on the achievement of pre-established performance criteria during a specified period. Other stock unit awards may be paid in shares of common stock, cash or any other form of property as the Committee determines.

Dividend Equivalents: Dividend equivalents may be granted based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents will be converted to cash or additional shares of Stock as determined by the Committee. Dividend equivalents, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Award that vests based on achievement of performance goals will either (i) not be paid or credited or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Award and will be paid at the time such restrictions and risk of forfeiture lapse. Dividend equivalents will not be granted with respect to options or Stock Appreciation Rights.

Other Provisions: With the approval of the Board, the Committee may generally terminate, amend or modify the 2007 EIP at any time; provided, however, that (i) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the company will obtain stockholder approval of any 2007 EIP amendment in such a manner and to such a degree as required, and (i) stockholder approval is required for any amendment to the 2007 EIP that (A) increases the number of shares of Stock available under the 2007 EIP (other than any adjustment as provided under “Adjustments Upon Changes in Capital Structure,” above), (B) permits the Committee to grant options with an exercise price that is below Fair Market Value on the date of grant, (C) permits the Committee to extend the exercise period for an option beyond ten years from the date of grant; or (D) amends the 2007 EIP’s general prohibition on repricing of awards. The 2007 EIP will expire on April 21, 2026, and no awards may be made under the 2007 EIP after such date.

The foregoing summary of the material terms of the 2007 EIP is qualified in its entirety by reference to the text of the 2007 EIP, which is attached as Appendix A to this proxy statement.

Tax Consequences

The following is a brief summary of certain federal income tax consequences of certain transactions under the 2007 EIP based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

In general, (i) no income will be recognized by an optionee at the time a nonqualified option is granted, (ii) at the time of exercise of a nonqualified option, ordinary income will be recognized by the optionee in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares if they are non-restricted on the date of exercise and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax, if any, the difference between the fair market value of the shares at exercise and the purchase price generally constitutes an item of adjustment. If shares are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares, any gain realized will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the purchase price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period.

A recipient of a restricted stock award generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares, reduced by any amount paid for the shares by the recipient, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who properly elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares to the recipient will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

Generally, no income will be recognized by a participant in connection with the grant of a stock unit award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally will be required to include as taxable ordinary income in the year of payment an amount equal to the amount of any cash and the fair market value of any non-restricted shares of common stock actually or constructively received.

To the extent that a participant recognizes ordinary income in the circumstances described above, the company will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation under Section 162(m) and (ii) any applicable reporting obligations are satisfied.

Section 409A of the Code is applicable to certain types of awards that may be granted under the 2007 EIP. To the extent applicable, it is intended that the 2007 EIP and any grants made under the 2007 EIP comply with the provisions of Section 409A. The company intends to administer the 2007 EIP and any grants made thereunder in a manner consistent with the requirements of Section 409A, and to adopt such amendments (including retroactive amendments) to the 2007 EIP and any grants made thereunder as may be required in order to comply with Section 409A.

New Plan Benefits

Awards under the 2007 EIP are within the discretion of the Committee. As a result, the benefits that will be awarded under the 2007 EIP, including to our non-employee directors, are not determinable at this time and, therefore the table below shows the aggregate number of awards granted under the 2007 EIP during 2015.

Name and Position	Dollar Value ($)	Number of Securities Underlying Performance Stock Units	Number of Securities Underlying Options
Michael A. Narachi	0	0	635,150
President, Chief Executive Officer and Member of the Board of Directors
Joseph P. Hagan	0	0	202,650
Former Chief Business Officer and Financial Officer
Thomas Cannell, D.V.M.	0	0	425,000
EVP, Chief Commercial Officer
Preston Klassen, M.D., M.H.S.	0	0	182,650
EVP, Global Development
Thomas Lynch	0	0	350,000
EVP, General Counsel & Secretary
Heather Turner	0	0	153,050
Former SVP, General Counsel and Secretary
Executive Group (5 persons)	0	0	1,592,650
Non-Executive Director Group (8 persons)			400,000
Non-Executive Officer Employee Group (70 persons)	0	0	3,421,815

History of Grants under the 2007 EIP

From the inception of the 2007 EIP through March 31, 2016, 43,401,875 options were granted under the 2007 EIP, 4,397,473 of which have been exercised, 19,076,361 of which have been cancelled(1) and 19,928,041(1) of which remain outstanding as of March 31, 2016; and 3,375,000 performance stock units were granted under the 2007 EIP of which 3,375,000 remain outstanding as of March 31, 2016; and 298,000 inducement awards were granted under the 2007 EIP of which 298,000 have been cancelled and none remain outstanding as of March 31, 2016. The following table summarizes the grants made to our named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, each nominee for election as a director, each associate of any director, executive officer or nominee, each other person who received or are to receive 5% of such options as a group, and all employees, excluding current executive officers, as a group, from the inception of the 2007 EIP through March 31, 2016.

(1)	Represents 7,407,634 number of shares cancelled and 7,407,634 number of shares issued, as applicable, pursuant to that certain Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, dated June 24, 2011.

Name and Position	Number of Options Granted (#)	Number of Shares of Performance Stock Units Granted (#)
Michael A. Narachi	10,186,050	800,000
President, Chief Executive Officer and Member of the Board of Directors
Joseph P. Hagan	3,143,650	0
Former Chief Business Officer and Financial Officer
Thomas Cannell, D.V.M.	815,000	350,000
EVP, Chief Commercial Officer
Preston Klassen, M.D., M.H.S.	2,788,650	350,000
EVP, Global Development
Thomas Lynch	350,000	255,000
EVP, General Counsel & Secretary
Heather Turner	3,286,842	0
Former SVP, General Counsel and Secretary
Other current executive officers as a group (1 person)	325,000	225,000
Current non-management directors as a group (7 persons)	1,583,126	0
Brian H. Dovey	247,500	0
Nominee for Reelection as Director
David J. Endicott	153,126	0
Nominee for Reelection as Director
Lota S. Zoth	205,000	0
Nominee for Reelection as Director
All employees, excluding current executive officers	27,354,049	1,395,000

Certain Interests of Directors

In considering the recommendation of our Board with respect to the approval of the 2007 EIP, stockholders should be aware that members of our Board have certain interests, which may present them with conflicts of interest in connection with this proposal. As discussed above, directors are eligible to receive awards under the 2007 EIP. For more information about the compensation we pay to our directors, see “Director Compensation” on page 56. Our Board recognizes that approval of this proposal may benefit our directors and their successors.

Information About Other Equity Compensation Plans

The following table summarizes securities available under our equity compensation plans as of March 31, 2016.

Plan Category	Shares Issuable Upon Exercise of Outstanding Awards	Weighted Average Exercise Price	Number of Securities Available for Future Issuance
Equity compensation plans approved by security holders:	23,303,041	$3.54	10,512,829	(1)
Equity compensation plans not approved by security holders:	—	N/A	2,500,000	(2)
Total	23,303,041	$3.54	13,012,829

(1)	Represents shares reserved for issuance under the 2004 Stock Plan, the 2007 Equity Incentive Award Plan, as amended, or the 2007 EIP or the 2013 Employee Stock Purchase Plan. The 2007 EIP was adopted at the time of our initial public offering which coincided with our discontinuation of granting awards under the 2004 Stock Plan. Stock options under the 2007 EIP have an exercise price equal to the fair market value of the underlying common stock at the date of grant, generally vest over a period of four years, and have a ten-year life. The 2007 EIP contains an “evergreen” provision which allows for annual increases in the number of shares available for future issuance on January 1 of each year during the ten-year term of the plan, beginning on January 1, 2008. The annual increase in the number of shares shall be equal to the lesser of (i) 15% of our outstanding common stock on the applicable January 1, (ii) 6,000,000 shares of common stock, or (iii) a lesser amount determined by our board of directors. The Restatement eliminates the 2007 EIP’s “evergreen” provision. The 2007 EIP provides that the maximum number of shares that may be granted pursuant to the exercise of incentive stock options granted under the plan is 40,000,000 shares. The 2013 Employee Stock Purchase Plan was approved in June 2013.
(2)	Represents shares reserved for issuance under the 2007 EIP to individuals not previously an employee or non-employee director of ours (or following a bona fide period of non-employment with us), as an inducement material to each individual’s entering into employment with us, or the Inducement Reserve, within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules, or Rule 5635(c)(4). The 2007 Plan was amended in October 2009 to provide for the reservation of 500,000 shares of our common stock to be issued pursuant to the Inducement Reserve without stockholder approval, as permitted under Rule 5635(c)(4). The 2007 EIP was further amended without stockholder approval in February 2010 to reserve an additional 2,000,000 shares of our common stock to be issued pursuant to the Inducement Reserve.

Vote Required

Approval of the 2007 EIP, as amended and restated, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE ”FOR” PROPOSAL 3

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE OREXIGEN THERAPEUTICS, INC. AMENDED

AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT

A REVERSE STOCK SPLIT

Background

Our stockholders are being asked to act upon a proposal to approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect reverse stock split of all of the outstanding shares of our common stock at a ratio of 1-for-10 (the “Reverse Stock Split”). If this proposal is approved, the Board will have the authority, but not the obligation, in its sole discretion, and without any further action on the part of the stockholders, to effect the Reverse Stock Split by filing with the Secretary of State of the State of Delaware a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, as amended. The Board will also have the ability to decline to file the Amended and Restated Certificate of Incorporation if it determines that the Reverse Stock Split is not in our best interests and the best interests of our stockholders.

If this proposal is approved and the Board decides to effect the Reverse Stock Split, then all of the outstanding shares of common stock on the date of the Reverse Stock Split will be automatically converted into a smaller number of shares, at a 1-for-10 ratio, as more fully described below. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split. The number of authorized shares of our common stock and preferred stock will remain the same following the Reverse Stock Split, thus the Reverse Stock Split will have the effect of increasing the number of authorized but unissued shares of our common stock.

If the Board decides to implement the Reverse Stock Split, we will file the certificate of amendment with the Secretary of State of the State of Delaware and the Reverse Stock Split will be effective when it is filed with the Secretary of State of the State of Delaware or such later time as is chosen by the Board and set forth in the certificate of amendment.

If we fail to obtain stockholder approval of either Proposal 4 or Proposal 5 (described in the next section) at the Annual Meeting, we intend to continue to seek to obtain stockholder approval at each subsequent annual meeting of stockholders and/or special meetings of stockholders until such approval has been obtained and we will incur the costs associated therewith.

Purpose of the Reverse Stock Split

On April 11, 2016, we received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying the Company that the consolidated closing bid price of our common stock had been below $1.00 per share for 30 consecutive trading days and that we were therefore not in compliance with the minimum bid price requirement for continued listing on The NASDAQ Global Market, as set forth in Marketplace Rule 5450(a)(1). The notification from NASDAQ does not have an immediate effect on the listing of our common stock. NASDAQ stated in its April 11th letter that, in accordance with Marketplace Rule 5810(c)(3)(A), we have been provided a grace period of 180 calendar days, or until October 10, 2016, to regain compliance with the minimum consolidated closing bid price requirement for continued listing. Compliance will be regained if our consolidated closing bid price is at or above $1.00 for at least 10 consecutive trading days anytime during the 180-day grace period.

The Board believes that maintaining the listing of our common stock on the NASDAQ Global Market is in our best interests and the best interests of our stockholders. If our common stock were delisted from the NASDAQ Global Market, the Board believes that the liquidity in the trading market for the common stock could be significantly decreased, which could reduce the trading price. If the Reverse Stock Split is approved by our stockholders and implemented by the Board, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing. However, despite the approval of the Reverse Stock Split by our stockholders and implementation by the Board, there is no assurance that the Reverse Stock Split will result in our meeting and maintaining the $1.00 minimum bid price requirement. The common stock could also be delisted from the NASDAQ Global Market due to our failure to comply with one or more other NASDAQ listing rules.

The Board also believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors, and thus enhance liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our common stock. The Board believes that the anticipated higher market price resulting from a Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest or handle trading in our common stock, but there can be no assurance that the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks.

Although we expect the Reverse Stock Split will result in an increase in the market price of our common stock, the Reverse Stock Split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including our performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of similar Reverse Stock Splits for companies in like circumstances is varied. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split.

The Board’s primary objective in proposing the Reverse Stock Split is to raise the per share trading price of our common stock. The Board believes that the Reverse Stock Split will result in a higher per share trading price, which is intended to enable us to maintain the listing of our common stock on the NASDAQ Global Market and generate greater investor interest in our stock. The Board’s secondary objective in proposing the Reverse Stock Split is to avoid the need for the amendment to our Amended and Restated Certificate of Incorporation, as amended, set forth as Proposal 5 in this proxy statement, which will not be implemented if the Reverse Stock Split is approved and implemented. Other than to permit the conversion of all outstanding notes, the exercise of all outstanding warrants and future issuances under the Company’s equity compensation plans, the Company currently has no plans or arrangements to issue the additional authorized shares of common stock that will result in the event that the Company’s stockholders approve, and the Company implements, the Reverse Stock Split.

Effects of Reverse Stock Split

A reverse stock split results in a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if we implement a 1-for-10 Reverse Stock Split of our common stock, then a stockholder holding 3,000 shares of our common stock before the Reverse Stock Split will instead hold 300 shares of our common stock immediately after the Reverse Stock Split. Each stockholder’s proportionate ownership of our outstanding shares of common stock will remain the same, except that stockholders that would otherwise receive fractional shares as a result of the Reverse Stock Split will receive cash payments in lieu of fractional shares. All shares of our common stock will remain fully paid and non-assessable.

Because no fractional shares will be issued, holders of our common stock could be eliminated in the event that the proposed Reverse Stock Split is implemented. However, we are not proposing the Reverse Stock Split as the first step in a “going private” transaction. As of May 20, 2016, we had approximately 1 holder of record who held fewer than ten shares of our common stock, out of a total of approximately 28 holders of record (excluding beneficial holders in street name).

Effect on Outstanding Common Stock

The following table illustrates the effects of a 1-for-10 Reverse Stock Split, without giving effect to any adjustments for fractional shares of our outstanding common stock, options to purchase our common stock or outstanding warrants to purchase our common stock as of May 20, 2016:

	Prior to Reverse Stock Split	After 1-for-10 Reverse Stock Split
Common Stock:
Outstanding	145,567,820	14,556,782

Issuable pursuant to outstanding equity awards	22,794,387	2,274,439

Issuable pursuant to outstanding warrants to purchase common stock(1)	224,999,994	22,499,999

(1)	Assumes our stockholders approve either Proposal 4 or Proposal 5 and Proposal 6 at the Annual Meeting, which would permit the warrants we issued in March 2016 to be exercisable for common stock.

Effect on Equity Awards and Warrants

If the Reverse Stock Split is implemented, the number of shares of common stock subject to outstanding options and warrants issued by us, and the number of shares reserved for future issuance under our 2007 EIP, will be reduced by the same ratio as the reduction in the outstanding shares. Correspondingly, the exercise price for individual outstanding options and warrants, on a per share basis, will be proportionally increased (i.e., the aggregate exercise price for all outstanding options and warrants will be unaffected, but following a Reverse Stock Split such exercise price will apply to a reduced number of shares. Assuming a 1-for-10 Reverse Stock Split, the number of shares covered by outstanding options and warrants will be reduced to one-tenth the number currently issuable, and the exercise price will be increased by 10 times the current exercise price.

No Fractional Shares

No fractional shares of common stock will be issued in connection with the Reverse Stock Split. If, as a result of the Reverse Stock Split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per share on the NASDAQ Global Market on the trading day immediately preceding the effective date of the Reverse Stock Split (as adjusted to give effect to the Reverse Stock Split), without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefore.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of the shares of our common stock and preferred stock is not changing as a result of the implementation of the Reverse Stock Split. Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the Reverse Stock Split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the Reverse Stock Split because there will be fewer shares of common stock outstanding.

Implementation of Reverse Stock Split; Certificate of Amendment

If our stockholders approve this proposal, and the Board elects to effect the Reverse Stock Split, we will file the Certificate of Amendment, which will provide that:

•

each 10 shares of our common stock issued and outstanding immediately prior to the effective time of the amendment, will be automatically combined into one validly issued, fully paid and non-assessable share of our common stock;

•	no certificates representing fractional shares of our common stock will be issued in connection with the Reverse Stock Split;

•

holders of our common stock who otherwise would be entitled to receive fractional shares of our common stock will be entitled to receive cash (without interest or deduction) from the Company’s exchange agent in lieu of such fractional share interests, upon receipt by the Company’s exchange agent of any required transmittal letter properly completed and duly executed by the stockholder and, where shares are held in certificated form, the surrender of the stockholder’s Old Certificates (as defined in the following bullet), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Company’s exchange agent of all fractional shares otherwise issuable; and

•

each certificate that immediately prior to the effective time of the amendment represented shares of our common stock (“Old Certificates”) will thereafter represent that number of shares of our common stock into which the shares of our common stock represented by the Old Certificate was combined, subject to the elimination of fractional share interests as described in the bullet above.

The complete text of the Certificate of Amendment that would be filed with the Secretary of State of the State of Delaware is set forth in Appendix B to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Stock Split. The Certificate of Amendment will become effective when it is filed with the Secretary of State of the State of Delaware or such later time as is set forth in the Certificate of Amendment.

Possible Disadvantages of Reverse Stock Split

Even though the Board believes that the potential advantages of the Reverse Stock Split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a Reverse Stock Split:

•	The reduced number of shares of our common stock resulting from a Reverse Stock Split could adversely affect the liquidity of our common stock;

•

A Reverse Stock Split could result in a significant devaluation of our market capitalization and the trading price of our common stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected Reverse Stock Splits;

•

A Reverse Stock Split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the Reverse Stock Split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the Reverse Stock Split;

•

There can be no assurance that the market price per new share of our common stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the Reverse Stock Split. For example, based on the closing market price of our common stock on May 20, 2016 of $0.40 per share of common stock, if the stockholders approve this proposal, there can be no assurance that the post-split market price of our common stock would be $4.00 per share or greater. Accordingly, the total market capitalization of our common stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split;

•

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve;

•

If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Stock Split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding; and

•

Because the Reverse Stock Split will not affect the number of authorized shares of common stock, a Reverse Stock Split will have the effect of increasing the number of authorized but unissued shares of our common stock. The issuance in the future of additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although we are not proposing the Reverse Stock Split for this purpose, we could, subject to the Board’s fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board.

Additional negative consequences of failing to obtain stockholder approval of either Proposal 4 or Proposal 5 are set forth below in the section for Proposal 6, under the heading “Potential Consequences if Proposal 4 or 5 and Proposal 6 are Not Approved.”

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the effectiveness of the Reverse Stock Split, we intend to treat shares of common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold certificates)

Some of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

If a stockholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Effect on Certificated Shares

Upon the Reverse Stock Split, our transfer agent will act as our exchange agent and act for holders of common stock in implementing the exchange of their certificates.

Commencing on the effective date of a Reverse Stock Split, stockholders holding shares in certificated form will be sent a transmittal letter by AST, the transfer agent for our common stock. The letter of transmittal will contain instructions on how a stockholder should surrender his or her Old Certificates to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (“New Certificates”). No New Certificates will be issued to a stockholder until that stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder’s Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If any Old Certificates have a restrictive legend on the back of the Old Certificates, the New Certificate(s) will be issued with the same restrictive legends that are on the back of the Old Certificates. If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “No Fractional Shares.” Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Federal Income Tax Consequences

The Reverse Stock Split of the common stock should constitute a “recapitalization” for U.S. federal income tax purposes. Accordingly, holders of common stock should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of common stock. A holder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of common stock), and such stockholder’s holding period for the shares of the common stock received should include the holding period for the shares of the common stock surrendered. Holders of common stock should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices.

A stockholder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Stock Split should generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s tax basis in the shares of the common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss should be long-term capital gain or loss if the stockholder’s holding period for the common stock surrendered in the Reverse Stock Split exceeds one year at the time of the Reverse Stock Split.

Our view regarding the tax consequence of the Reverse Stock Split is not binding with the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the Reverse Stock Split.

No Dissenters’ Rights

The holders of shares of common stock will have no dissenters’ rights of appraisal under Delaware law, our certificate of formation or our bylaws with respect to the Certificate of Amendment effectuating a Reverse Stock Split.

Vote Required; Recommendation of the Board

The affirmative vote of holders of a majority of our common stock having voting power outstanding as of the record date for the Annual Meeting is required to approve the amendment of our certificate of incorporation effecting the Reverse Stock Split.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE ”FOR” PROPOSAL 4

PROPOSAL 5

APPROVAL OF AN AMENDMENT TO THE OREXIGEN THERAPEUTICS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

General

The Board is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase our authorized number of shares of common stock from 310,000,000 shares to 1,100,000,000 shares. The implementation of this Proposal 5 is expressly conditioned upon the failure to obtain approval or implementation of Proposal 4; if Proposal 4 is approved and implemented, then this Proposal 5 will not be implemented.

The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock, to the extent the additional common stock is ultimately issued. If the amendment is adopted, it will become effective upon filing of a certificate of amendment of our Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware. The complete text of the certificate of amendment that would be filed with the Secretary of State of the State of Delaware is set forth in Appendix C to this Proxy Statement. However, the text of the certificate of amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the proposed amendment of our Amended and Restated Certificate of Incorporation, as amended.

On March 21, 2016, we issued $165.0 million aggregate principal amount of our 0% Convertible Senior Secured Notes (the “Notes”) pursuant to an Indenture, dated as of March 21, 2016 (the “Indenture”), between us and U.S. Bank National Association, as trustee and collateral agent, and warrants to purchase an aggregate of up to 219,999,994 shares of our common stock (the “Warrants”) pursuant to a Securities Purchase Agreement, dated as of March 15, 2016 (the “Securities Purchase Agreement”), between us and the purchasers listed on Exhibit A thereto (the “Purchasers”). The financing was lead by The Baupost Group, L.L.C., which, prior to the financing, was the holder of approximately 18.1% of our outstanding common stock.

The Notes and Warrants may not be converted into shares of our common stock until we obtain the requisite approval from our stockholders to, among other things, amend our Amended and Restated Certificate of Incorporation, as amended, to increase the total number of authorized but unissued shares of common stock to an amount sufficient to permit the conversion of all outstanding Notes and Warrants into shares of common stock at the then applicable conversion rate or exercise price. If one of Proposal 4 or this Proposal 5 is not approved by our stockholders, we may be required to satisfy our conversion and exercise obligations by the payment and delivery of cash. Additional negative consequences of failing to obtain stockholder approval of either Proposal 4 or Proposal 5 are set forth below in the section for Proposal 6, under the heading “Potential Consequences if Proposal 4 or 5 and Proposal 6 are Not Approved.”

If we fail to obtain stockholder approval of either Proposal 4 or Proposal 5 at the Annual Meeting, we intend to continue to seek to obtain stockholder approval at each subsequent annual meeting of stockholders and/or special meetings of stockholders until such approval has been obtained and we will incur the costs associated therewith.

Other than to permit the conversion of all outstanding notes, the exercise of all outstanding warrants and future issuances under the Company’s equity compensation plans, the Company currently has no plans or arrangements to issue the additional authorized shares of common stock that will result in the event that the Company’s stockholders approve, and the Company implements, the amendment set forth in this Proposal 5.

Vote Required; Recommendation of the Board

The affirmative vote of holders of a majority of our common stock having voting power outstanding as of the record date for the Annual Meeting is required to approve the amendment of our certificate of incorporation increasing the authorized number of shares of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE ”FOR” PROPOSAL 5

PROPOSAL 6

APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK UPON THE CONVERSION OF

0% CONVERTIBLE SENIOR SECURED NOTES DUE 2020 AND WARRANTS TO PURCHASE COMMON STOCK

Background; Terms of the Notes and the Warrants

The Notes and Warrants were sold at a price equal to 100% of the principal amount thereof. Following the Trigger Date (as defined below), the Notes and Warrants can be settled in cash until we obtain the requisite approval (“Stockholder Approval”) from our shareholders to (a) amend our Amended and Restated Certificate of Incorporation, as amended, to increase the total number of authorized but unissued shares of common stock to an amount sufficient to permit the conversion of all outstanding Notes and Warrants into shares of common stock at the then applicable Conversion Rate (as defined below) or exercise price; (b) approve the sale and issuance of the maximum number of shares of common stock upon conversion of the Notes and exercise of the Warrants, based on the then applicable Conversion Price or exercise price, as applicable, as required by NASDAQ Rule 5365; and (c) approve the sale and issuance of the shares of common stock upon conversion of Notes and exercise of the Warrants to funds managed by The Baupost Group, L.L.C. (collectively, “Baupost”) that may result in a change of control (as interpreted by NASDAQ) of us as required by NASDAQ Rule 5365(b). From and after September 21, 2016 (“Trigger Date”) and if Stockholder Approval has not been obtained, all or any portion of the aggregate principal amount of the Notes shall be convertible, at any time, in the sole discretion of the holder, into an amount of cash determined by multiplying (i) the Conversion Rate by (ii) the average of the volume weighted average price per share during a 5-day observation period (the “Average Daily VWAP”); in addition, if we do not receive Stockholder Approval by the Trigger Date, the Notes held by qualifying Purchasers will bear interest at a rate of 8.0% per annum and the Conversion Rate shall be increased by 20% until Stockholder Approval is obtained. From and after the date that we obtain Stockholder Approval, the Notes shall only be convertible (without regard to the Trigger Date) into a number of shares of our common stock at the Conversion Rate. In the event of a change of control transaction at any time and without regard to the Trigger Date or whether Stockholder Approval is obtained, the Notes will be convertible for a period beginning on the closing of such change of control transaction and ending 35 days after the closing of such transaction.

The Purchasers received Warrants exercisable for an aggregate of up to 219,999,994 shares of our common stock. The exercise price of the Warrants is $1.50 (the “Exercise Price”) and the Warrants have a 10-year term. From and after the Trigger Date and if Stockholder Approval has not been obtained, all or any portion of the Warrants will be exercisable, at any time, in the sole discretion of the holder, into an amount of cash determined by multiplying the number of Warrants exercised by the sum of: (i) the Average Daily VWAP minus (ii) the Exercise Price. From and after the date that we obtain Stockholder Approval, the Warrants shall only be exercisable (without regard to the Trigger Date) for a number of shares of our common stock at the Exercise Price. In the event of a change of control transaction at any time and without regard to the Trigger Date or whether Stockholder Approval is obtained, the Warrants will be exercisable for a period beginning on closing of such change of control transaction and ending 35 days after such transaction.

The Notes and the Warrants include beneficial ownership limitations which provide that no holder, other than Baupost, shall be entitled to take delivery of any shares of our common stock upon conversion or exercise to the extent that such holder’s beneficial ownership of our stock (as defined in Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended) would exceed 19.99% of our outstanding capital stock (or a lesser percentage in the case of certain holders and/or upon election of a lower limitation by any holder) and Baupost shall not be entitled to take delivery of any shares of our common stock upon conversion or exercise to the extent that Baupost’s beneficial ownership of our stock would exceed 37.5% of our outstanding capital stock.

The Conversion Rate will be approximately 1,333.33 shares of common stock for each $1,000 principal amount of Notes, which represents an initial conversion price of $0.75 per share of common stock. The

Conversion Rate and the corresponding conversion price will be subject to adjustment for certain events, including if the Reverse Stock Split is approved and implemented, but will not be adjusted for accrued and unpaid interest.

The preceding description is a summary of certain principal terms of the Notes and Warrants. While we believe that the summary above describes the material terms of the Notes and Warrants necessary for you to make a voting decision for the purposes of this Proposal 6, it may not contain all of the information that is important to you and is qualified in its entirety by reference to our Current Reports on Form 8-K filed with the SEC on March 15, 2016 and March 25, 2016, which are incorporated herein by reference, and to the Indenture, the Securities Purchase Agreement, the forms of Note and Warrant and the Security Agreement, which are included as exhibits to such Current Reports on Form 8-K. We encourage you to read the Indenture, the Securities Purchase Agreement, the forms of Note and Warrant and the Security Agreement in their entirety.

Reasons for Proposal

We are seeking to obtain the requisite stockholder approval to authorize the (a) issuance of shares of our common stock equal to 20% or more of our common stock or 20% or more of our voting power outstanding prior to the sale for less than the greater of book or market value of the stock (the “20% Cap”) upon the conversion of the Notes (b) issuance of shares of common stock which may result in a change of control, as interpreted by NASDAQ.

Our common stock is listed on The NASDAQ Global Market and we are subject to NASDAQ rules and regulations. Rule 5635 requires stockholder approval: (a) prior to the issuance of securities in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) in excess of the 20% Cap; and (b) when such issuance or potential issuance will result in a change of control, as interpreted by NASDAQ.

We are seeking stockholder approval to make such issuances in accordance with Rule 5635 because we would like to settle conversions of the Notes and Warrants in shares of our common stock and to avoid additional financial obligations we will face if we do not receive stockholder approval. We believe this settlement method will be in our best interests and the best interests of our stockholders at the time of conversion. Because the issuance by us of any shares of our common stock upon conversion of the Notes and Warrants without stockholder approval would violate the terms of the Indenture and the Securities Purchase Agreement and because the issuance by us of a number of shares exceeding the 20% Cap or the issuance of shares that may result in a change of control upon the conversion of the Notes and Warrants without stockholder approval may result in a violation of Rule 5635, we are seeking stockholder approval pursuant to Rule 5635.

If one of Proposal 4 or Proposal 5 are not approved by our stockholders and implemented, approval by our stockholders of this Proposal 6 will have no effect as we will not have enough authorized shares to accommodate the conversion or exercise of the Notes and Warrants, as applicable, and because we would not have obtained the required Stockholder Approval (described above). The Notes and Warrants are not convertible or exercisable, as applicable, for shares of our common stock until such Stockholder Approval is obtained.

Potential Consequences if Proposal 4 or 5 and Proposal 6 are Not Approved

The issuance of shares of our common stock upon conversion of the Notes and Warrants is subject to stockholder approval of: (1) either Proposal 4 or Proposal 5; and (2) this Proposal 6. If these proposals are not approved by our stockholders:

•

We will be required, at each holder’s option, to satisfy our conversion obligations for the Notes through payment and delivery of cash in an amount determined by multiplying the Conversion Rate by the Average Daily VWAP, which represents a premium over the principal amount of the Notes, and the Notes will begin to bear interest at a rate of 8.0% per annum;

•

We will be required at each holder’s option to satisfy our conversion obligations for the Warrants through payment and delivery of cash in an amount determined by multiplying the number of Warrants exercised by the difference of: (i) the Average Daily VWAP minus (ii) the Exercise Price;

•	We will be required, at each holder’s option, to repurchase the Notes at 100% of the principal amount, plus accrued and unpaid interest, if any;

•

Because we would be required to potentially settle conversions in cash in an amount in excess of the principal amount of Notes being converted, we would be required to continue to bifurcate and separately account for conversion options in the Notes as an embedded derivative; and

•	Conversions of the Notes and Warrants and repurchases of the Notes would adversely impact our liquidity because we will be required to use cash to settle such conversions and repurchases.

If we fail to obtain stockholder approval of Proposal 6 at the Annual Meeting, we intend to continue to seek to obtain stockholder approval at each subsequent annual meeting of stockholders and/or special meetings of stockholders until such approval has been obtained and we will incur the costs associated therewith.

Vote Required; Recommendation of the Board

The affirmative vote of holders of a majority of our common stock voting at the Annual Meeting is required to approve the issuance of shares upon conversion and exercise of the Notes and Warrants.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE ”FOR” PROPOSAL 6

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2016 for:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. Ms. Jorn was not a member of our board of directors on March 31, 2016 and so is not included in the table below.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 145,567,820 shares of common stock outstanding on March 31, 2016.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 31, 2016 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Greater than 5% stockholders
The Baupost Group, L.L.C. and its affiliates(1)	32,268,399	21.4%
10 St. James Avenue, Suite 1700 Boston, Massachusetts, 02116

Domain Associates, LLC and its affiliates(2)	11,338,412	7.8%
One Palmer Square, Suite 515 Princeton, NJ 05842

James Tananbaum and his affiliates(3)	11,225,049	7.7%
c/o Foresite Capital Management 101 California Street, Suite 4100 San Francisco, California 94111

Blackrock, Inc.(4)	8,195,234	5.6%
55 East 52nd Street New York, New York, 10055

	Beneficial Ownership
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Non-Employee Directors
Louis C. Bock(5)	271,710	*
Brian H. Dovey(6)	11,622,001	8.0%
David J. Endicott(7)	148,959	*
Peter K. Honig, M.D.(8)	230,833	*
Patrick J. Mahaffy(9)	243,333	*
Eckard Weber, M.D.(10)	1,053,333	*
Lota S. Zoth(11)	200,833	*

Named Executive Officers
Michael A. Narachi(12)	5,568,322	3.7%
Thomas Cannell, D.V.M.(13)	153,423	*
Preston Klassen, M.D.(14)	1,475,485	1.0%
Thomas Lynch	—	*
Joseph P. Hagan	8,980	*
Heather D. Turner(15)	3,980	*
All executive officers and directors as a group (13 persons)(16)	21,161,789	13.7%

(1)	Based upon a Schedule 13D filed with the SEC on March 24, 2016 jointly by The Baupost Group, L.L.C. (“Baupost”), SAK Corporation (“SAK”) and Seth A. Klarman (“Mr. Klarman”) reporting beneficial ownership as of such date. SAK is the Manager of Baupost and Mr. Klarman is the sole shareholder of SAK. According to the Schedule 13D, Baupost, SAK and Mr. Klarman have shared voting and dispositive power over 27,268,399 the shares of our common stock included herein. Also consists of warrants to purchase up to 5,000,000 shares of our common stock which are exercisable within 60 days of March 31, 2016.
(2)	Consists of (i) 3,543,832 shares of our common stock beneficially owned by Domain Partners V, L.P., (ii) 83,975 shares of our common stock beneficially owned by DP V Associates, L.P., (iii) 7,579,194 shares of our common stock beneficially owned by Domain Partners VII, L.P., (iv) 129,448 shares of our common stock beneficially owned by DP VII Associates, L.P. and (v) 1,963 shares of our common stock beneficially owned by Domain Associates, LLC. With respect to the shares beneficially owned by Domain Partners V, L.P., DP V Associates, L.P., the managing members of One Palmer Square Associates V, L.L.C., the general partner of Domain Partners V, L.P. and DP V Associates, L.P., shares voting and investment power over such shares. With respect to the shares beneficially owned by Domain Partners VII, L.P. and DP VII Associates, L.P., the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P., share voting and investment power over such shares. With respect to the shares beneficially owned by Domain Associates, LLC, the managing members of Domain Associates, LLC share voting and investment power over such shares. Mr. Dovey, one of our directors, is a managing member of One Palmer Square Associates V, L.L.C., One Palmer Square Associates VII, L.L.C, and Domain Associates, LLC.
(3)	Based solely upon a Schedule 13G/A filed with the SEC on February 12,2016 by Foresite Capital Fund I, L.P. (“FCF I”), Foresite Capital Management I, LLC (“Foresite LLC I”), Foresite Capital Fund II, L.P. (“FCF II”), Foresite Capital Management II, LLC (“Foresite LLC II”), Foresite Capital Fund III, L.P. (“FCF III”), Foresite Capital Management III, LLC (Foresite LLC III”) and James Tananbaum (“Mr. Tananbaum”), reporting beneficial ownership as of December 31, 2015. Includes 2,000,000 shares of our common stock directly owned by FCF I, 6,225,049 shares of our common stock directly owned by FCF II, and 3,000,000 shares of our common stock directly owned by FCF III. Mr. Tananbaum is the managing member of each of Foresite LLC I, which is the general partner of FCF I, Foresite LLC II, which is the general partner of FCF II, and Foresite LLC III, which is the general partner of FCF III. Mr. Tananbaum may be deemed to have sole voting and dispositive power over the shares of our common stock included herein.

(4)	Based solely upon a Schedule 13G/A filed with the SEC on January 27, 2016 by Blackrock, Inc., reporting beneficial ownership as of December 31, 2015. According to the Schedule 13G/A, Blackrock, Inc. has sole voting power over 7,947,679 shares of our common stock and sole dispositive power over 8,195,234 shares of our common stock. The Schedule 13G/A reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares of common stock and that no one such person’s interest in our common stock is more than 5% of the total outstanding shares of common stock.
(5)	Consists of (i) 27,677 shares of common stock, (ii) 700 shares of common stock held by Mr. Bock’s spouse, and (iii) 243,333 shares of common stock subject to options exercisable by Mr. Bock within 60 days of March 31, 2016.
(6)	Consists of shares identified in footnote (2) and 263,461 shares of common stock subject to options exercisable within 60 days of March 31, 2016 by Mr. Dovey. Mr. Dovey is a managing member of One Palmer Square Associates V, L.L.C., One Palmer Square Associates VII, L.L.C, and Domain Associates, LLC. Mr. Dovey disclaims beneficial ownership over the shares identified in footnote (2) except to the extent of his pecuniary interest therein.
(7)	Consists of 148,959 shares of common stock subject to options exercisable by Mr. Endicott within 60 days of March 31, 2016.
(8)	Consists of 230,833 shares of common stock subject to options exercisable by Dr. Honig within 60 days of March 31, 2016.
(9)	Consists of 243,333 shares of common stock subject to options exercisable by Mr. Mahaffy within 60 days of March 31, 2016.
(10)	Consists of (i) 810,000 shares of common stock held by the Eckard Weber Living Trust dtd 11/20/2007 and (ii) 243,333 shares of common stock subject to options exercisable by Dr. Weber within 60 days of March 31, 2016. Dr. Weber resigned from the board of directors in May 2016.
(11)	Consists of 200,833 shares of common stock subject to options exercisable by Ms. Zoth within 60 days of March 31, 2016.
(12)	Consists of (i) 60,508 shares of common stock and (ii) 5,507,814 shares of common stock subject to options exercisable by Mr. Narachi within 60 days of March 31, 2016.
(13)	Consists of (i) 5,091 shares of common stock and (ii) 148,332 shares of common stock subject to options exercisable by Dr. Cannell within 60 days of March 31, 2016.
(14)	Consists of (i) 10,160 shares of common stock and (ii) 1,465,325 shares of common stock subject to options exercisable by Dr. Klassen within 60 days of March 31, 2016.
(15)	Does not include shares of common stock that were subject to options exercisable by Ms. Turner on March 31, 2016 but which are no longer exercisable as of the date of this first amendment to annual report on Form 10-K.
(16)	Consists of (i) shares identified in footnotes (5) through (14), (ii) 8,000 shares of common stock and 185,557 shares of common stock subject to options exercisable by Stephen Moglia, our principal accounting officer, within 60 days of March 31, 2016.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of May 1, 2016:

Name	Age	Position
Executive Officers:
Michael A. Narachi	56	President, Chief Executive Officer and Director
Heather Ace	46	Executive Vice President, Global Human Resources
Thomas Cannell, D.V.M.	54	Executive Vice President, Chief Commercial Officer
Preston Klassen, M.D., M.H.S.	47	Executive Vice President, Global Development
Thomas Lynch.	49	Executive Vice President, General Counsel and Secretary

Executive Officers

The biography of Michael A. Narachi can be found under “Proposal 1 — Election of Directors.”

Heather Ace has served as our Executive Vice President, Global Human Resources since January 2016. Prior to joining Orexigen, in 2015 she served as Integration Leader at Philips HealthTech, a medical device company, following its acquisition of Volcano Corporation. Prior to that role, Ms. Ace served as the Executive Vice President, Global Human Resources at Volcano Corporation, a medical device company, from 2012 through 2015. From 2004 through 2012, Ms. Ace served in various position of responsibility at Life Technologies, a biotechnology company, serving key business units, functions, the Europe, Middle East and Africa regions and numerous M&A transactions. She earned her bachelor’s degree in Law & Society from the University of California, Santa Barbara, and a juris doctorate degree from Santa Clara School of Law, cum laude.

Thomas Cannell, D.V.M. has served as our Executive Vice President, Chief Commercial Officer since March 2015. Prior to joining Orexigen, Dr. Cannell spent 27 years at Merck & Co, Inc., a healthcare company, in sales and marketing and as a general manager. While at Merck, he most recently served as Head of Global Human Health Operating Model Team and other recent assignments included President of Merck Canada and Head of Marketing and Strategy for MSD Japan. Prior to these positions, he served in general manager roles for a U.S. sales division and as leader of a Merck business unit, managing a multi-billion dollar product portfolio and thousands of employees. Dr. Cannell received both a B.S. and D.V.M. degree from Washington State University. He has also served in the U.S. Army Reserves (currently inactive) since 1987.

Preston Klassen, M.D., M.H.S has served as our Executive Vice President, Global Development since February 2015 and our Senior Vice President Product Development since November 2009. Prior to joining Orexigen, from June 2002 to November 2009, Dr. Klassen worked at Amgen, most recently serving as the Therapeutic Area Head for Nephrology and Executive Medical Director, where he led global development efforts for the company’s renal franchise. While at Amgen, Dr. Klassen oversaw Phase 2-4 clinical activity for products addressing renal, diabetes and other metabolic diseases. Dr. Klassen’s experience includes global regulatory filings, including NDA and sNDA submissions, development and execution of several large cardiovascular outcomes trials, and oversight of clinical commercialization activities for multiple marketed products, including EPOGEN®, Aranesp®, and Sensipar®. Dr. Klassen played a lead role in regulatory interactions related to the benefit/risk profile of erythropoietin stimulating agents for renal indications, including presenting at a 2007 joint meeting of the FDA Cardiovascular and Renal Drugs and the Drug Safety and Risk Management Advisory Committees. Prior to joining Amgen, from July 1997 to June 2002, Dr. Klassen was a faculty member in the Division of Nephrology at Duke University Medical Center in North Carolina. Dr. Klassen currently serves as a member of the board of directors of Conatus Pharmaceuticals, Inc., a publicly traded company. Dr. Klassen received his M.D. from the University of Nebraska College of Medicine and completed his residency in Internal Medicine, fellowship in Nephrology, and M.H.S. degree at Duke University. Dr. Klassen has resigned from the Company, which resignation will be effective on May 27, 2016.

Thomas Lynch has been our Executive Vice President, General Counsel and Secretary since December 2015. Mr. Lynch has more than a decade of experience in the life sciences industry as well as six years of general corporate practice and is responsible for our global legal affairs and compliance operations. Mr. Lynch served as senior legal counsel in two divisions of Novartis from 2012 through November 2015, leading global legal and compliance support for Novartis Pharma’s neuroscience franchise and advising on business development and alliance management with partners in Europe, Japan and the U.S. Prior to his roles at Novartis, Mr. Lynch served in various legal roles at Boston Scientific, a biotechnology company, from 2002 to 2012. Mr. Lynch was an attorney at Dorsey & Whitney LLP in their corporate section from1996 to 2002. Mr. Lynch holds a juris doctorate degree from Boston College Law School, a master’s degree in teaching from the University of St. Thomas, and a bachelor’s degree in history from Stanford University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation arrangements for the fiscal year ended December 31, 2015 for:

•	Michael A. Narachi, our President and Chief Executive Officer (“CEO”);

•	Joseph P. Hagan, our former Chief Business and Financial Officer (resigned in December 2015);

•	Thomas Cannell, D.V.M. our Executive Vice President, Chief Commercial Officer;

•	Preston Klassen, M.D., M.H.S., our Executive Vice President, Global Development;

•	Thomas Lynch, our Executive Vice President, General Counsel and Secretary; and

•	Heather Turner, our former Senior Vice President, General Counsel and Secretary (resigned in June 2015).

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “named executive officers”.

We also provide an overview of our executive compensation program, a description of the overall objectives of the program and an analysis of each component of compensation that we provide to our named executive officers. In addition, we explain how and why the compensation committee of our board of directors (referred to as the compensation committee) arrived at the specific compensation policies and decisions involving the named executive officers during and for 2015.

Overview

We are a biopharmaceutical company focused on the development and commercialization of pharmaceutical product candidates for the treatment of obesity. The biopharmaceutical industry is volatile, rapidly changing, competitive and heavily regulated. Our research and development timelines are long and the development of new drugs is an endeavor that is difficult to measure on an annual basis. Measurement is often done through milestones, such as regulatory approval, instead of timing. As such, our compensation program consists cash and equity-based compensation and is intended to attract, retain, motivate and reward our executives for annual achievements that leads towards the ultimate goals of bringing new medicines to market and building long-term value for stockholders.

Executive Compensation Program

We believe our compensation committee oversees a clear and simple executive compensation program. As discussed in more detail below, in making executive compensation decisions, the compensation committee seeks to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, retain, motivate and reward our executives. To achieve these goals, our compensation program consists of both short-term and long-term components, including cash and equity-based compensation, and is intended to reward consistent performance that meets or exceeds established performance goals and objectives.

Corporate Governance Practices

In addition to tying executive compensation to corporate and individual performance, the compensation committee continues to undertake to maintain best practices in designing and implementing our executive compensation program. These practices include the following:

•	prohibiting our executives and directors from hedging, or engaging in any derivatives trading with respect to, our common stock;

•	not providing for tax “gross-ups” for compensation paid to executives, including for perquisites and change-in-control payments;

•	engaging an independent compensation consultant;

•	utilizing a group of peer companies, as discussed in more detail below, to assist our compensation committee in determining compensation for our named executive officers;

•

maintaining a compensation recoupment policy that requires certain of our executives to repay or return cash bonuses and other cash incentive compensation in certain circumstances (see Recoupment Policy below); and

•

maintaining stock ownership guidelines that require certain of our executive officers and our non-employee directors to acquire and maintain ownership of shares of our common stock equal to a specified multiple of his or her base salary or annual retainer, as applicable (see Stock Ownership Guidelines below).

Say-on-Pay Vote

Our most recent “say-on-pay” vote took place at our 2014 annual meeting of stockholders, which was supported by less than 50% of our stockholders. In response to the vote result and concerns highlighted in reports by shareholder advisory groups on our compensation program, the compensation committee began a process of stockholder outreach. Accordingly, our Vice President, Corporate Communications and Business Development spoke with five stockholders that represent approximately a quarter of our outstanding shares as of our 2015 record date.

In response to the vote and feedback we received through our stockholder outreach, the committee made several changes to our executive compensation program:

•

Reduced CEO compensation following the 2014 say-on-pay vote by reducing his 2014, paid in 2015, and by reducing the grant date value of his 2015 equity awards, which was the first award provided after the vote.

CEO Annual Bonus and Stock Option Grants
	Incentive Pay Decisions:
	Before 2014 Say-On-Pay Vote		After 2014 Say-On-Pay Vote		% Change
Annual Bonus	$515,625		$432,422		-16%
Stock Options (no.)	673,500	*	635,150	**	-6%
Option Grant Value	$3,417,406		$2,529,230		-26%

*	stock option grant was made in February 2014 in recognition of Mr. Narachi’s 2013 performance
**	stock option grant was made in February 2015 in recognition of Mr. Narachi’s 2014 performance

•	In 2015 we adopted stock ownership guidelines for certain of our executive officers and non-employee directors; and

•

Changed our compensation philosophy to no longer target the 75th percentile for executive compensation. Instead, we do not engage in any competitive positioning with respect to executive pay decisions, but rather use our peer group and other market data overall to help guide the committee’s decisions. In time, we expect compensation to approximate the median of our peer group.

In addition, the compensation committee is continually monitoring pay for performance compensation practices and has adopted such practices when they are deemed relevant to our stage of development, aligned with our compensation philosophy, and supportive of the business strategy. We will continue to incorporate stockholder feedback into our compensation design as deemed appropriate and in support of our business strategy.

Objectives and Philosophy of Executive Compensation

The compensation committee, composed entirely of independent directors, administers our executive compensation program. The role of the compensation committee is to oversee our compensation and benefit plans and policies, administer stock plans and review and approve annually all compensation decisions relating to named executive officers. Our compensation programs are designed to:

•	provide competitive total compensation opportunities that help attract, retain, motivate and reward our executives;

•	establish a direct and meaningful link between our business and financial results, individual and team performance and compensation; and

•

enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as reward superior performance, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our company through stock options.

To achieve these objectives, the compensation committee has implemented compensation plans that tie a substantial portion of the executives’ overall compensation to the company’s performance. As further described below, the compensation committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies in a similar stage of development and relatively similar size, operating in the biotechnology industry, taking into account our relative performance and our own strategic goals. In setting compensation, our compensation committee is careful to design compensation policies and programs that are not reasonably likely to have a material adverse effect on the company. In order to ensure that we continue to remunerate our executives appropriately, our compensation committee has retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Compensation Determination Process

The compensation committee develops, reviews and approves each of the elements of the executive compensation program and regularly assesses the effectiveness and competitiveness of the program.

Each year, the compensation committee reviews the performance of each of our named executive officers during the past year. In doing so, the compensation committee adjusts, as appropriate, annual base salaries for our named executive officers, determines their incentive bonuses relating to prior year performance, approves the incentive bonus program for the current year, and grants annual equity awards. Our senior executives aid the compensation committee by providing annual recommendations regarding the compensation of our named executive officers The compensation committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

Our senior executives attend the compensation committee meetings, but the compensation committee also holds executive sessions not attended by any members of management or non-independent directors as needed from time to time. No executive officer is present during voting or deliberations on his or her own compensation. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, other than those responsibilities that may not be delegated under applicable law.

Compensation Consultant

In October 2014, the compensation committee engaged the services of Compensia to assist it in designing and evaluating our executive compensation programs for 2015.

The compensation committee has considered whether the work of Compensia as a compensation consultant has raised any conflict of interest. The compensation committee has concluded that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to us has not created any conflict of interest.

Consistent with past years, for 2015 Compensia undertook a market compensation analysis for the compensation committee

Our compensation committee took Compensia’s analysis and recommendations into consideration in determining 2015 named executive officer compensation. The information used by included:

•

Radford Global Life Sciences Survey — A global survey of executive compensation levels and practices that covers approximately 123 biotechnology, pharmaceutical and life sciences companies with between 50 and 150 employees.

•	Select Public Company Market Comparison Group — 16 biotechnology or pharmaceutical companies matched based on:

•	industry,

•	future growth prospects (companies with products in Phase 3 development, pre-New Drug Application or New Drug Application to commercialization, or marketed products were primarily targeted),

•	organizational size and structure (market capitalization of between $200 million and $2 billion, and fewer than 300 employees) and

•	location (headquartered primarily in California but also Massachusetts).

The peer companies selected were:

•	Aegerion Pharmaceuticals, Inc.,

•	Anacor Pharmaceuticals,

•	Arena Pharmaceuticals,

•	ArQule, Corcept Therapeutics,

•	Curis,

•	Dynavax Technologies,

•	Halozyme Therapeutics,

•	Ironwood Pharmaceuticals,

•	Neurocrine Biosciences, Inc.,

•	Raptor Pharmaceutical,

•	Sunesis Pharmaceuticals,

•	Synageva BioPharma,

•	Threshold Pharmaceuticals,

•	Vivus and

•	XenoPort.

In October 2015, the compensation committee engaged the services of FW Cook to assist it in designing and evaluating our executive compensation programs in 2016. The compensation committee has considered whether the work of FW Cook as a compensation consultant has raised any conflict of interest. The compensation committee has concluded that the work of FW Cook and the individual compensation advisors employed by FW Cook as compensation consultants to us has not created any conflict of interest.

Use of Comparative Data by Compensation Committee

The selected companies in the public company market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The public company market comparison group, or peer group, was not selected on the basis of executive compensation levels. The public company market comparison group compensation data are limited to publicly available information and therefore do not provide precise comparisons by position, which may be offered by more comprehensive survey data. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate public company comparison group and includes a wide range of other organizations in the biotechnology and pharmaceutical sector outside of the company’s traditional competitors, which range is also represented by such surveys. As a result, the compensation committee uses the peer group data on a limited basis continues to utilize industry survey data in determining actual executive compensation. For purposes of this Compensation Discussion and Analysis, we refer to the foregoing survey and more specific peer group data collectively as our market comparison group.

Although the compensation committee considered information from the market comparison group in making its compensation decisions for our named executive officers, the compensation committee does not believe that it is appropriate to establish compensation levels solely by reference to market data. Our compensation committee relies upon the judgment of its members in making compensation decisions, and as part of this process reviews our performance and a named executive officer’s performance during the year against established goals, if any, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. Although competitive market compensation is a key factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine named executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

Elements of Executive Compensation

Compensation for our named executive officers consists of base salary, annual bonus, equity-based incentive awards (typically in the form of stock options), benefits programs and change in control/severance agreements. The compensation committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the market comparison group, the role and responsibilities of the individual executive and the nature of the incentives to be created. We do not target compensation against any particular percentile of pay as compared to our market comparison group; however, our objective is that direct compensation approximate the market median, although may vary from time to time given individual and unique circumstances.

2015 Compensation Decisions for our Named Executive Officers

Base Salary. In general, base salaries for our named executive officers are initially established through arms’ length negotiation at the time the executive is hired and reflected in an employment agreement.

Named executive officer base salaries are reviewed annually and adjustments are based on the current economic environment, scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance, as well as with reference to internal pay comparisons and our market comparison group. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In February 2015, the compensation committee set annual base salaries for our named executive officers to be in effect commencing January 1, 2015 through the next annual review. Based on its analysis in February 2015, Compensia reported to the compensation committee that the base compensation levels of all our named executive officers provided during 2014 were above the 50th percentile of our market comparison group. As a result, the compensation committee determined to make only cost-of-living adjustments to the base salaries for certain of the named executive officers for 2015.

The actual base salaries paid to all of our named executive officers are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses. Our named executive officers are eligible to earn an annual cash bonus, contingent upon the company’s performance, as well as upon the executive’s individual performance. The compensation committee believes that the annual performance bonus provides incentives necessary to retain our named executive officers and motivate and reward them for achieving short-term company objectives.

For 2015, the target bonus level for each of our named executive officers was 50% of base salary (75% with respect to our CEO).

The 2015 bonus plan was comprised of corporate and individual goals (other than our CEO whose bonus was based solely on corporate goals). The named executive officer individual goals were primarily directly related to and furthered the progress of the corporate goals relative to their role in the organization. For Mr. Narachi, the corporate goals comprised 100% of his targeted total annual bonus amount. For the other named executive officers, the corporate goals were given a weight of 60% and individual goals were given a weight of 40% for purposes of the bonus calculations. As a result, the 2015 bonus determinations reflect the compensation committee’s assessment of the corporate goals that were achieved for the year, as well as the recommendation of the CEO (with respect to officers other than himself) and other members of management (with respect to officers other than themselves) and the compensation committee’s assessment of individual performance.

2015 Corporate Goals. The compensation committee determined that the company’s performance against the 2015 corporate goals (the “2015 Corporate Goals”) established by our board of directors was below expectations (a total of 65 points) and, as a result, the 2015 Corporate Goals were determined to be 65% achieved for purposes of the bonus calculations set forth below. Beyond the specific 2015 Corporate Goals that were established at the beginning of 2015 by the board of directors, at that same time the compensation committee also built in certain upside objectives (“Upside Objectives”) that would allow for a certain amount of discretion on the part of the compensation committee in determining 2015 annual cash bonuses. These Upside Objectives were: (1) further advancement of patents and other R&D initiatives and (2) achievement of inbound business development goals. The compensation committee took into consideration the Mysimba approval in Europe, product supply and second source supply, the Takeda partnership, ROW commercialization and partial progress on research and development initiatives in determining the level of corporate goal achievement to be 65%.

The 2015 Corporate Goals were as follows:

2015 Corporate Goals	Points Achieved	Achievement

Obtain approval of Contrave (under the name Mysimba) in the European Union (“Mysimba Approval in Europe”)	15 (out of 15)	Achieved – EU approval occurred in March 2015

Maintain adequate product supply that meets Takeda revised forecasted demand (“Product Supply”)	10 (out of 10)	Achieved

Complete Bioequivalence Studies and Validation Batches from second source supply (“Second Source Supply”)	10 (out of 15)	Partially Achieved

Maintain effective relationship with Takeda around activities including collaboration agreement, status of rights in ROW, investments in lifecycle and R&D and cost sharing (“Takeda Partnership”)	5 (out of 10)	Partially Achieved

Make progress toward rest-of-world commercialization (“ROW Commercialization”)	15 (out of 30)	Signed distributorship agreement with Kwang Dong in August 2015. Multiple confidential discussions with other parties

Advance Research and Development and Intellectual Property Initiatives	10 (out of 20)	Secured new issued patents in major territories. Deprioritized other initiatives

TOTAL:	65 (out of 100) Results in 65% Achievement for Corporate Goals

As more fully described herein, our compensation committee took the achievement of these corporate and underlying individual objectives into consideration in deciding 2016 compensation for each named executive officer.

2015 Individual Goals. Historically, the annual individual goals for the named executive officers, other than our CEO, are primarily related to and intended to further the progress of the 2015 Corporate Goals relative to each executive’s role in the organization. In 2015, as discussed below, two of our named executive officers resigned from their positions with the company — Mr. Hagan and Ms. Turner. Upon departure, these executives, pursuant to their separation agreements with us, were still eligible to receive a pro-rated discretionary bonus at the end of the fiscal year. These bonuses, however, were not based on the executive’s respective annual individual goals for 2015. Instead, the compensation committee, along with input from our CEO, subjectively evaluated the executives’ individual contribution towards the corporate objectives and established their individual percentage weighting on this evaluation. With regard to Drs. Cannell and Klassen, the compensation committee, with input from our CEO, considered the performance of each of these executive officers, as well as assessments received from members of management, and subjectively determined their achievement of individual goals. The standard ranges of bonus individual performance factor percentages are as follows:

Exceeds Expectations: 110%-125%

Fully Met Expectations: 80%-110%

Partially Met Expectations: 0%-50%

Did Not Meet Expectations: 0%

These named executive officers were given the weightings as set forth in the table below.

Named Executive Officer	2015 Individual Goals	Individual Weighting
Joseph P. Hagan	• Subjective evaluation not based on 2015 individual goals (resigned in December 2015)	55%

Thomas Cannell, D.V.M.	• Positively influence Takeda to accelerate Net Sales growth of Contrave. • Build European capability for Co-Marketing and Distributorship partnerships to maximize EU sales of Mysimba • License out Mysimba to strong ROW partners to maximize ROW sales of Mysimba	80%

Preston Klassen, M.D., M.H.S.	• EU Approval • Clinical development work product (trials, publications) • Takeda relationship (LIGHT, post-marketing CONVENE trial) • Build Safety / PV • Leadership	75%

Thomas Lynch	• Not eligible for 2015 bonus due to his December 2015 hire date	N/A

Heather D. Turner	• Subjective evaluation not based on 2015 individual goals (resigned in June 2015)	65%

Bonus Calculations. As described above, the corporate goals were weighted 60% and individual goals were weighted 40% for annual bonus calculations (except for our CEO whose bonus was weighted 100% on corporate goals). For example, if the individual performance rating for a particular named executive officer was scored at 75%, and after combining in a 40% weighted corporate performance score of 65%, a total combined score for 2015 would be 69%.

Corporate Score: .60 x .65 = .39

Personal Score: .40 x .75 = .30

Total Combined Score: .39 + .30 = 69%

In February 2016, our compensation committee approved the 2015 annual bonuses payouts for each of our named executive officers, which are set forth below under the heading “Summary Compensation Table.” Although we achieved many important goals in 2015, annual bonuses awarded to our executives were lower than for the prior year.

	2015 Annual Bonus
Name of Executive Officer	Amount ($)	% of Target	% Change vs. 2014
Michael A. Narachi	321,674	65%	-26%
Joseph P. Hagan	103,181	55%	-42%
Thomas Cannell, D.V.M	111,627	71%	—
Preston Klassen, M.D., M.H.S.	134,767	69%	-24%
Thomas Lynch	—	—	—
Heather Turner	60,285	65%	-66%

Long-Term Incentive Program. The compensation committee believes that long-term performance IS enhanced through equity-based awards that reward our executives for maximizing stockholder value over time and that align the interests of our employees and management with those of stockholders. The compensation committee uses stock options as the primary incentive vehicle for long-term compensation opportunities because:

•	We believe that stock options attract and retain executives. Because vesting is based on continued employment over a certain number of years, our equity-based incentives also facilitate retention.

•

We believe that stock options are performance-based because the value received by the recipient is based on our stock price growth. Stock options therefore enhance the executives’ incentive to increase our stock price and maximize stockholder value.

•

Stock options help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

•	Stock options with a 10-year term allow the time necessary for long-term drug development activities to take effect, in spite of short-term market volatility as drug developments are announced.

In addition to being part of our annual executive compensation program, stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives.

The compensation committee grants named executive officer equity awards based upon a review of market comparison group data, its assessment of individual performance and contribution towards corporate objectives, a review of each executive’s existing long-term incentives, and retention considerations.

Stock options granted by the compensation committee have an exercise price equal to the fair market value of our common stock on the day of grant. Stock options granted in connection with the commencement of employment typically vest over a four-year period (with 25% vesting 12 months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment). Stock options granted as annual retention awards typically vest monthly over a four-year period (vesting ratably each month based on continued employment). All stock options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee has never granted stock options with an exercise price that is less than the fair market value of our common stock on the grant date, as determined pursuant to our equity incentive plans.

The compensation committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

The stock option awards granted to our named executive officers in 2015 are reported under the heading “Grant of Plan-Based Awards.” These awards for certain of our named executive officers (Dr. Cannell and Mr. Lynch) represent their initial new hire stock option awards. These initial new hire stock option awards were established through arms’ length negotiations at the time the executive was hired and these negotiations took into account such executive’s qualifications, experience, and competitive long-term incentive-based compensation, as well as information for companies that are comparable to ours, including those companies included in our market comparison group.

Other Compensation.

Welfare Benefits. We provide welfare benefits, such as medical, dental, vision and life insurance coverage, to our named executive officers at the same level as those benefits provided to our employees generally.

Retirement Benefits. We have a 401(k) plan in which substantially all of our employees are entitled to participate. Our 401(k) plan is intended to qualify as a tax qualified plan under the Code. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. For 2015, this amount is up to $18,000, with an additional $6,000 “catch-up” contribution available for employees fifty years of age and older. Employee contributions are held and invested by the plan’s trustee.

Our 401(k) plan also permits matching and discretionary contributions, subject to established limits and a vesting schedule. We provide a match of 50% of the amount of a participant’s salary deferral, limited to a maximum of 6% of the participant’s annual salary and subject to Internal Revenue Service limits. Messrs. Narachi and Hagan, Dr. Cannell and Ms. Turner participated in the 401(k) plan and received matching funds for 2015.

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

ESPP. In 2013, we adopted, and our stockholders approved, an employee stock purchase plan (the “ESPP”) intended to qualify under Section 423(b) of the of the Code, the purposes of which is to provide an opportunity for our employees, including our named executive officers, to purchase our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of our company and our affiliates.

Change in Control and Severance Arrangements. We have entered into employment agreements with each of our named executive officers, which provide change in control and severance arrangements. These severance and change in control benefits and payments are designed to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and our other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment. Furthermore, the payments will provide incentive for the named executives to continue to successfully negotiate such transactions from the early stages through closing. Such benefits are also designed to alleviate the financial impact of an involuntary termination through salary continuation. The compensation committee believes that reasonable change in control and severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time following certain qualifying terminations.

In February 2016, the compensation committee amended the employment agreements to extend these change in control and severance arrangements through March 31, 2019. In making the decision to extend the benefits, our compensation committee relied on the input of FW Cook that the programs are representative of market practice, both in terms of design and cost. Although these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining named executive officer compensation, the decision to offer these benefits did not influence our compensation committee’s determinations concerning other direct compensation or benefit levels.

The amended and restated employment agreements are described below under the heading “— Employment Agreements and Severance Benefits.”

Sign-On and Relocation Payment. As part of the arms’ length negotiations at the time Dr. Cannell and Mr. Lynch were hired in 2015, the executives received a sign-on and relocation payment that was paid upon the executive’s commencement of employment with us. This payment was intended, in part, to cover any relocation benefits that he or she may have been entitled to received pursuant to our relocation benefit policy. Subject to certain terms and conditions, for Dr. Cannell and Mr. Lynch, this payment is subject to repayment in the event his employment with us is terminated.

Assessment of Risk in Compensation Determination Process

The compensation committee annually reviews and discusses the structure of our compensation policies and programs to determine whether our compensation programs and policies appropriately incentivize our named executive officers or other employees to take actions that are in the best interests of the company and stockholders. Specifically, the compensation committee ensures that bonus determinations are based on the compensation committee’s subjective assessment of both the company’s and each executive’s individual performance — with an eye toward performance that is designed to enhance long-term stockholder value — and not solely on performance relative to a single financial, operational or individual goal. Also, the equity incentives and, specifically, the vesting schedules associated with the stock option grants, are designed to encourage long-term stockholder value creation. Based on its most recent review and discussions in February 2016, the compensation committee believes that our compensation policies and programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us.

Recoupment (“Claw Back”) Policy

We maintain a recoupment policy that requires certain of our officers to repay or return any cash bonus or other incentive cash compensation awarded to or received by such officer(s) in the event we issue a restatement of our financial statements due to material noncompliance with any financial reporting requirements and the restatement was caused by such officer’s fraud, intentional misconduct or gross negligence. In each case, the officer(s) would be required to repay or return the compensation awarded to or received by the officer during the 12-month period following the filing of the erroneous financial statement at issue. The compensation committee will consider a number of different factors and exercise business judgment in determining appropriate amounts, if any, to recoup. This policy applies to cash compensation awarded to the officer from and after the adoption of this policy by the compensation committee in April 2014.

Stock Ownership Guidelines

In April 2015, the compensation committee adopted stock ownership guidelines that apply to our CEO, certain other executive officers (including our named executive officers) and our non-employee directors. The purpose of this policy is to encourage ownership in the company and to enhance alignment between the interests of the covered participants and our stockholders. The guidelines require each covered executive and board member to acquire and maintain ownership of shares of our common stock equal to a specified multiple of his or her base salary, with the CEO guideline set at 5x his base salary and other covered executives set at 1.5x his or her base salary. All ownership levels are reviewed and adjusted annually until the stated ownership level is attained. Each non-employee director’s required ownership level is 5x his or her annual cash retainer. Our covered executives and non-employee directors have the later of five years from the date of adoption of these guidelines or commencement of employment, appointment/election or promotion, as applicable, to achieve his or her ownership level.

Summary Compensation Table

The following table provides information regarding the compensation that was earned during the fiscal years ended December 31, 2015, 2014 and 2013 by those persons serving as our principal executive officer and principal financial officer during the fiscal year ended December 31, 2015, each of our other three most highly paid executive officers serving in such capacity as of December 31, 2015, and two additional executive officers for whom disclosure would have been provided but for the fact that the individual was not serving as one of our executive officers as of December 31, 2015. These individuals are referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael A. Narachi	2015	659,844	2,529,231	(7)	321,674	8,466	(3)	3,519,215
President, Chief Executive Officer and Member of the Board of Directors	2014	640,625	3,417,406		432,422	8,816		4,499,269
	2013	625,000	2,378,286		515,625	7,926		3,526,837

Joseph P. Hagan	2015	375,205	806,973	(7)	103,181	28,600	(2)	1,313,959
Former Chief Business and Financial Officer (resigned in December 2015)	2014	379,250	1,141,672		178,248	7,980		1,707,150
	2013	370,000	1,328,412		214,600	7,770		1,920,782

Thomas Cannell, D.V.M	2015	314,442	2,459,517	(9)	111,627	438,157	(4)	3,323,743
Chief Commercial Officer (hired in March 2015)

Preston Klassen, M.D., M.H.S.	2015	390,628	727,331	(7)	134,767	180	(5)	1,252,906
Executive Vice President, Global Product Development	2014	379,250	1,040,191		178,248	180		1,597,869
	2013	370,000	1,049,874		214,600	180		1,634,654

Thomas Lynch	2015	30,833	599,515	(10)	—	125,015	(6)	755,363
Executive Vice President, General Counsel and Secretary (hired in December 2015)

Heather Turner	2015	185,492	609,460	(7)	60,285	39,186	(8)	894,423
Former Senior Vice President, General Counsel and Secretary (resigned in June 2015)	2014	379,250	1,040,191		178,248	7,920		1,605,609
	2013	370,000	1,028,448		210,900	7,770		1,617,118

(1)	Reflects the grant date fair value of the option awards granted to our named executive officers for the relevant year, as computed in accordance with ASC Topic 718 using the Black-Scholes-Merton model for options, without consideration of forfeitures. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016.
(2)	Includes $20,478 for accrued vacation paid upon termination, $7,950 for our contribution to the 401(k) savings plan and taxable cost of $172 for group term life insurance coverage.
(3)	Includes $7,950 for our contribution to the 401(k) savings plan and taxable cost of $516 for group term life insurance coverage.
(4)	Includes $430,000 paid to Dr. Cannell as a sign-on and relocation payment and $7,950 for our contribution to the 401(k) savings plan and taxable cost of $207 for group term life insurance coverage.
(5)	Includes the taxable cost for group term life insurance coverage.
(6)	Includes $125,000 paid to Mr. Lynch as a sign-on and relocation payment and taxable cost of $15 for group term life insurance coverage.
(7)	The grant date fair value of this award, computed in accordance with the relevant accounting guidance, was $3.98 per share.

(8)	Includes $32,267 for accrued vacation paid upon termination, $6,859 for our contribution to the 401(k) savings plan and taxable cost of $60 for group term life insurance coverage.
(9)	The grant date fair value of this award, computed in accordance with the relevant accounting guidance, was $5.78 per share.
(10)	The grant date fair value of this award, computed in accordance with the relevant accounting guidance, was $1.71 per share.

Grants of Plan-Based Awards

All plan-based equity awards granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant as determined pursuant to our 2007 plan, which is determined by reference to the closing price per share of our common stock on the date of grant. All options were granted under our 2007 plan.

The following table presents information concerning grants of plan-based awards to each of the named executive officers during fiscal year 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Inventive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
Michael A. Narachi	2/3/2015	—	635,150	5.34	2,529,231
	N/A	494,883	—	—	—
Joseph P. Hagan	2/3/2015	—	202,650	5.34	806,973
	N/A	187,602	—	—	—
Thomas Cannell, D.V.M	3/30/2015	—	425,000	7.75	2,459,518
	N/A	157,221	—	—	—
Preston Klassen, M.D., M.H.S	2/3/2015	—	182,650	5.34	727,331
	N/A	195,314	—	—	—
Thomas Lynch	12/1/2015	—	350,000	2.29	599,515
	N/A	15,417	—	—	—
Heather Turner	2/3/2015	—	153,050	5.34	609,460
	N/A	92,746	—	—	—

(1)	Each named executive officer was granted a non-equity incentive plan award pursuant to our 2015 annual cash bonus plan which is discussed in greater detail in the “Annual Cash Bonus” section of the “Compensation Discussion and Analysis” above. The amounts shown in the “target” column reflect the target payout under the plan. The target amount is equal to 75% of Mr. Narachi’s annualized base salary and 50% of the other named executive officers’ annualized base salaries. No “threshold” or “maximum” is applicable to these awards. The actual amounts earned by each named executive officer in 2015 are shown in the Summary Compensation Table above.
(2)

The option has a term of ten years and vests in accordance with the following schedule: 1/48th of the total number of shares vest on the same day of each of the immediately following calendar months following the grant date.

(3)	The grant date fair value of the option awards granted to our named executive officers was computed in accordance with the relevant accounting guidance. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2015. All options were granted under our 2007 plan.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael A. Narachi	2/3/2015	132,323	502,827	(1)	5.34	2/2/2025
	2/7/2014	308,687	364,813	(1)	6.30	2/6/2024
	2/15/2013	393,125	161,875	(1)	5.69	2/14/2023
	1/25/2012	881,250	18,750	(1)	2.58	1/24/2022
	7/25/2011	1,761,562	—		1.66	7/24/2021
	6/10/2011	1,774,238	—		1.70	6/9/2021

Joseph P. Hagan	2/3/2015	42,219	—		5.34	2/2/2025
	2/7/2014	103,125	—		6.30	2/6/2024
	2/15/2013	213,124	—		5.69	2/14/2023
	1/25/2012	335,415	—		2.58	1/24/2022
	7/25/2011	764,000	—		1.66	7/24/2021

Thomas Cannell, D.V.M	3/30/2015	—	425,000	(2)	7.75	3/29/2025

Preston Klassen, M.D., M.H.S.	2/3/2015	38,052	144,598	(1)	5.34	2/2/2025
	2/7/2014	93,958	111,042	(1)	6.30	2/6/2024
	2/15/2013	173,541	71,459	(1)	5.69	2/14/2023
	1/25/2012	342,708	7,292	(1)	2.58	1/24/2022
	7/25/2011	732,000	—		1.66	7/24/2021

Thomas Lynch	12/1/2015	—	350,000	(2)	2.29	11/30/2025

Heather Turner	2/3/2015	12,754	—		5.34	2/2/2025
	2/7/2014	68,333	—		6.30	2/6/2024
	2/15/2013	140,000	—		5.69	2/14/2023
	1/25/2012	298,957	—		2.58	1/24/2022
	7/25/2011	634,147	—		1.66	7/24/2021

(1)	1/48th of the total number of shares subject to the option vest on the same day of each of the immediately following calendar months following the grant date (which is also the vesting commencement date). The option has a ten year term from the date of grant.
(2)	25% of the total number of shares subject to the option vest at the end of the first year following the vesting commencement date and the remainder vest 1/36th per month thereafter. The option has a ten year term from the date of grant.

Option Exercises and Stock Vested at Fiscal Year End

None of our named executive officers exercised options during the fiscal year ended December 31, 2015.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of independent directors, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interest.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of our named executive officers, including our former executive officers, as described below.

The initial base salaries of the executives are set forth in the employment agreements. The employment agreements provide that each executive shall be eligible for an annual performance bonus, equal to up to 50% of the executive’s base salary, or 75% with respect to Mr. Narachi, our chief executive officer. Each named executive officer’s employment is at-will.

The employment agreements provide each named executive officer with certain severance and change in control benefits. These severance and change in control benefits shall continue for a period of three years after execution of the employment agreements. In February 2016, we extended the term of these severance and change in control benefits for an additional three years (through March 31, 2019). With respect to Mr. Narachi, in the event his employment is terminated by us other than for “cause,” as defined in the employment agreement (and other than as a result of his death or disability) at any time other than the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, provided that he first executes and does not revoke a general release and has fully complied with his continuing fiduciary, statutory and material contractual obligations to us, he will be entitled to (i) a lump sum cash severance payment equal to 24 months of his annual base salary (as in effect immediately prior to his termination), (ii) payment of premiums necessary to continue Mr. Narachi’s group health insurance coverage in effect as of his termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a maximum period of 24 months following the date of his termination and (iii) acceleration of Mr. Narachi’s outstanding time-based equity awards such that, effective as of the date of his termination, he shall receive immediate accelerated vesting of such outstanding equity awards with respect to that same number of shares which would have vested if Mr. Narachi had continued in employment with us for a period of 12 months following the date of his termination. In addition, in the event Mr. Narachi’s employment is terminated by us other than for cause (and other than as a result of his death or disability) or by him due to “constructive termination,”( as defined in the employment agreement), within the period commencing three-months before the effective date of a change in control and ending 12 months immediately following the effective date of a change in control, provided that he first executes and does not revoke a general release and fully complies with his continuing fiduciary, statutory and material contractual obligations to us, he will be entitled to (i) a lump sum cash severance payment equal to 24 months of his annual base salary (as in effect immediately prior to his termination), (ii) payment of premiums necessary to continue Mr. Narachi’s group health insurance coverage in effect as of his termination pursuant to COBRA for a maximum period of 24 months following the date of his termination and (iii) acceleration of Mr. Narachi’s outstanding time-based equity awards such that all outstanding equity awards are fully vested and exercisable with respect to all the shares subject thereto effective immediately prior to the date of his termination.

With respect to the other named executive officers, in the event his or her employment is terminated by us other than for “cause,” as defined in the agreements (and other than as a result of his or her death or disability) at any time other than during the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, provided that he or she first executes and does not revoke a general release and fully complies with his or her continuing fiduciary, statutory and material contractual obligations to us, each executive will be entitled to (i) a lump sum cash severance payment equal to 12 months of his or her annual base salary (as in effect immediately prior to his or her termination) and (ii) payment of premiums necessary to continue the executive’s group health insurance coverage in effect as of his or her termination pursuant to COBRA for a maximum period of 12 months following the date of his or her termination. In the event the executive’s employment is terminated by us other than for cause (and other than as a result of his or her death or disability) or by such executive due to “constructive termination,” as defined in the agreements, within the three-month period before the effective date of a change in control and the twelve-month period immediately following the effective date of a change in control, provided that he or she first executes and does not revoke a general release and fully complies with his or her continuing fiduciary, statutory and material contractual obligations to us, each executive will be entitled to (i) a lump sum cash payment equal to 18 months of his or her annual base salary (as in effect immediately prior to his or her termination), (ii) payment of premiums necessary to continue the executive’s group health insurance coverage in effect as of his or her termination pursuant to COBRA for a maximum period of 18 months following the date of his or her termination and (iii) acceleration of the executive’s outstanding time-based equity awards such that all outstanding equity awards are fully vest and exercisable with respect to all the shares subject thereto effective immediately prior to the date of his or her termination.

In the event a named executive officer becomes entitled to any payments and benefits (including but not limited to payments and benefits pursuant to the employment agreements) that the executive would receive in connection with a change in control, or the transaction payments, that would constitute a “parachute payment” within the meaning of Section 280G of the Code, and would be subject to excise tax imposed by Section 4999 of the Code (the “excise tax”), then the employment agreements, including Mr. Narachi’s employment agreement, provide for a “best-after tax” analysis with respect to such payments, under which we shall cause to be determined before any amounts of such transaction payments are paid to the executive which of the following two alternative forms of payment would result in executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

The named executive officer employment agreements also include standard noncompetition covenants on the part of the executives. The employment agreements provide that, during the term of each named executive officer’s employment with us, he or she may not compete with our business in any manner. The employment agreements also reaffirm the named executive officers’ obligations under our standard employee proprietary information and inventions agreement to which each such executive is a party.

Potential Payments Upon Termination Without Cause

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause on December 31, 2015. The amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

Name of Executive Officer	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)	Value of COBRA insurance payment ($)	Total ($)(2)
Michael A. Narachi	1,359,279	833,620	51,149	2,244,048
Joseph P. Hagan	—	—	—	—
Thomas Cannell, D.V.M	427,450	—	2,029	429,479
Preston Klassen, M.D., M.H.S	402,347	—	30,017	432,364
Thomas Lynch	370,000	—	30,910	400,910
Heather Turner	—	—	—	—

(1)	Cash severance payments are calculated using the base salary effective as of January 1, 2016.
(2)	The amounts shown in the table assume full payment of benefits payable under the employment agreements, without any reduction pursuant to the modified cut-back provision relation Section 280G of the Code as described above in “— Employment Agreements and Severance Benefits.”

Potential Payments Upon Termination Due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause or due to constructive termination upon a change in control on December 31, 2015, assuming that such termination occurred within the period beginning on the first day of the calendar month three months preceding the calendar month in which the effective date of a change in control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs. The amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

Name of Executive Officer	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)	Value of COBRA insurance payment ($)	Total ($)(2)
Michael A. Narachi	1,359,279	6,299,450	51,149	7,709,878
Joseph P. Hagan	—	—	—	—
Thomas Cannell, D.V.M.	641,175	731,000	3,044	1,375,219
Preston Klassen, M.D., M.H.S	603,520	575,153	45,026	1,223,699
Thomas P. Lynch	555,000	602,000	46,365	1,203,365
Heather D. Turner	—	—	—	—

(1)	Cash severance payments are calculated using the base salary effective as of January 1, 2016.
(2)	The amounts shown in the table assume full payment of benefits payable under the employment agreements, without any reduction pursuant to the modified cut-back provision relation Section 280G of the Code as described above in “— Employment Agreements and Severance Benefits.”

Proprietary Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment. In addition, this agreement provides that during the term of the named executive officer’s employment and for one (1) year thereafter, the executive will not, either directly or through others, solicit or attempt to solicit any of our employees, independent contractors or consultants terminate his or her relationship with us in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any of our employees to leave employment with us for any reason or to devote less than all of any such employee’s efforts to our affairs.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of our executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions under Section 162(m). We have adopted a policy that, where reasonably practicable and where in the best interests of our stockholders, we may seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Compensation Committee Interlocks and Insider Participation

Wendy Dixon, Ph.D., Brian H. Dovey and Patrick J. Mahaffy served on our compensation committee during the 2015 fiscal year. Dr. Dixon resigned from our board of directors and the compensation committee in January 2016. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this annual report on Form 10-K for the year ended December 31, 2015, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Brian H. Dovey (Chairman)

Patrick J. Mahaffy

Lota S. Zoth

DIRECTOR COMPENSATION

Although the compensation committee considers market compensation information in making its compensation decisions for our non-employee directors, as described below, the compensation committee does not believe that it is appropriate to establish compensation levels solely by reference to market compensation data. Our compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and the level of effort and expertise of the non-employee directors, including the committees on which they serve. The compensation committee also takes into consideration the importance to the company to be able attract, retain, motivate and reward our non-employee directors who are helping the company achieve its corporate objectives and maximize stockholder value, and the fact that we often compete with larger organizations for board members.

Elements of Non-Employee Director Compensation

Compensation for our non-employee directors consists of cash and stock options. The compensation committee allocates total compensation between cash and equity based on a number of objective and subjective factors, including competitive practices among the market comparison group, the expected responsibilities of the board of directors in the coming year, the level of effort and expertise of the directors and the nature of the behaviors the incentives are intended to motivate.

Pursuant to our Independent Director Compensation Policy, each non-employee director will receive the following cash compensation for board services, as applicable:

•	$40,000 per year for service as a board member;

•	$20,000 per year for service as chairperson of the board;

•

$18,000 per year for service as chairperson of the audit committee, $12,500 per year for service as chairperson of the compensation committee, $7,500 per year for service as chairperson of the nominating/corporate governance committee, $20,000 per year for service as chairperson of the research and development strategy committee and there is no chairperson of the strategic transactions committee; and

•

$7,500 per year for service as a member of the audit committee, $5,000 per year for service as a member of the compensation committee, $3,750 per year for service as a member of the nominating/corporate governance committee, $2,000 per year for service as a member of the research and development strategy committee and $7,500 per year for service as a member of the strategic transactions committee.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors and carrying out their board of director duties.

In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options. Each person who is initially elected or appointed to our board of directors, and who is a non-employee director at the time of such initial election or appointment, will receive a nonqualified stock option to purchase 70,000 shares of our common stock on the date of such initial election or appointment. This option grant will vest in equal monthly installments over 36 months following the date of grant, subject to such director’s continuing service on our board of directors through such dates of vesting. In addition, on the date of each annual meeting, each individual who continues to serve as a non-employee director on such date will receive an automatic option grant to purchase an additional 50,000 shares of our common stock. This subsequent option granted to any non-employee director who is elected for the first time to our board of directors prior to the annual meeting but after the previous year’s annual meeting will be pro-rated to reflect the days that such director served on our board of directors until the date of the annual meeting. This option grant will vest in equal monthly installments over 12 months following the date of grant, subject to the director’s continuing service on our board of directors through such dates of vesting.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten years measured from the grant date, subject to termination in the event of the non-employee director’s cessation of board service. No portion of the option which is unexercisable at the time of the non-employee director’s termination of membership on our board of directors shall thereafter become exercisable. Following an non-employee director’s termination, the non-employee director shall have until the first to occur of (i) the third anniversary of the date of his or her termination of membership from our board of directors, or (ii) the original expiration date of the term of such options, to exercise the options that were vested and exercisable as of such date of termination. In the event of a change of control (as that term is defined in our 2007 Equity Incentive Award Plan, which we refer to as our 2007 plan) all outstanding unvested options granted to the non-employee directors shall become fully vested and exercisable immediately prior to a change of control.

Our Independent Director Compensation Policy provides that the options shall be granted under and shall be subject to the terms and provisions of our 2007 plan and shall be granted subject to the execution and delivery of option agreements.

Summary Director Compensation

The following table summarizes compensation earned by our non-employee directors for the fiscal year 2015. Ms. Jorn was not a member of our board of directors in 2015 and is not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Eckard Weber, M.D.(3)	60,000	173,475	233,475
Louis C. Bock	51,250	173,475	224,725
Wendy L. Dixon, Ph.D.(2)	52,500	173,475	225,975
Brian H. Dovey	52,500	173,475	225,975
David J. Endicott	51,250	173,475	224,725
Peter K. Honig, M.D., M.P.H.	67,500	173,475	240,975
Patrick J. Mahaffy(3)	60,000	173,475	233,475
Lota S. Zoth	65,500	173,475	238,975

(1)	Reflects the grant date fair value for option awards granted to our non-employee directors, as computed in accordance with the relevant accounting guidance, without consideration of forfeitures. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016. Each non-employee director received an option to purchase 50,000 shares of our common stock on the date of our 2015 annual meeting of stockholders. The grant date fair value of this award, computed in accordance with the relevant accounting guidance, was $3.47 per share. The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2015 was as follows: Dr. Weber, 247,500 shares; Mr. Bock, 247,500 shares; Dr. Dixon, 235,000 shares; Mr. Dovey, 247,500 shares; Mr. Endicott, 153,126 shares; Dr. Honig, 235,000 shares; Mr. Mahaffy, 247,500 shares; and Ms. Zoth, 205,000 shares.
(2)	Dr. Dixon resigned from the board of directors in January 2016.
(3)	Dr. Weber resigned from his position of Chairman of the Board of Directors in April 2016 and Mr. Mahaffy was appointed Chairman of the Board of Directors in April 2016. Dr. Weber resigned from the board of directors in May 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2015, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC, other than compensation-related matters, be reviewed and approved by our Audit Committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

Convertible Note Financing

On March 15, 2016, we entered into a securities purchase agreement (the “Purchase Agreement”), with various purchasers (collectively, the “Purchasers”) for the sale of $165,000,000 aggregate principal amount of the Company’s 0% Convertible Senior Secured Notes due 2020 (the “Notes”) and related warrants (“Warrants”) to purchase up to 220,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and 220,000 shares of preferred stock, par value $0.001 per share (together with the Notes, Warrants and Common Stock underlying the Notes and Warrants, the “Securities”) to qualified institutional buyers and accredited investors (the “Offering”). The Offering was led by funds managed by The Baupost Group, L.L.C. (collectively, “Baupost”), a holder of approximately 18.7% of the Company’s outstanding Common Stock, and closed on March 21, 2016. Baupost invested $75,000,000 in the Offering. We entered into an investor rights agreement (the “Investor Rights Agreement”) with Baupost and the other Purchasers in connection with the Offering. In connection with the Offering and pursuant to the Investor Rights Agreement, Baupost is entitled to designate two directors for so long as it and its affiliates hold at least 20% of the Company’s outstanding Common Stock and one director for so long as it and its affiliates hold at least 10% but less than 20% of the Company’s outstanding Common Stock and is entitled to have a representative serve as a non-voting board observer until the date Baupost or its affiliates have ownership of less than 10% of the Company’s outstanding Common Stock. Pursuant to a request from Baupost, we appointed Deborah Jorn as a director, effective May 20, 2016. We have agreed to increase the size of the Board from nine to ten directors at such time as Baupost appoints the second such director.

Private Placement

On September 10, 2015, we entered into a Securities Purchase Agreement with funds managed by The Baupost Group, L.L.C., pursuant to which we sold, for an aggregate price of approximately $60.0 million, 20,000,000 shares of our common stock and warrants to purchase up to 5,000,000 additional shares of common stock at an exercise price of $6.00 per share.

Employment Agreements

We have entered into employment agreements with Michael A. Narachi, our President and Chief Executive Officer, Heather Ace, our EVP, Global Human Resources, Thomas Cannell, D.V.M, our EVP, Chief Commercial Officer, Thomas Lynch, our EVP, General Counsel and Secretary, Preston Klassen, M.D., M.H.S., our EVP, Global Development, Joseph P. Hagan, our former Chief Business and Financial Officer, and Heather D. Turner, our former Senior Vice President, General Counsel and Secretary. For further information, see above under the heading “— Employment Agreements and Severance Benefits.”

Separation and Consulting Agreement(s) with Former Executive Officer(s)

On June 25, 2015, we entered into a Separation and Consulting Agreement (the “Turner Separation Agreement”) with Heather D. Turner in connection with Ms. Turner’s resignation, effective June 25, 2015 (the “Turner Separation Date”), from her position as Senior Vice President, General Counsel and Secretary. The Turner Separation Agreement provided that Ms. Turner was paid all accrued salary and unused vacation earned through the Turner Separation Date and remained eligible for a pro-rated annual bonus for calendar year 2015, the determination of which is set forth in Item 11 – Executive Compensation of this annual report on Form 10-K. Ms. Turner also remained eligible for the Company’s current group health insurance benefits to the extent provided by federal or state laws and the Company’s current group health insurance policies. The Turner Separation Agreement also provided that the Company would retain Ms. Turner as a consultant pursuant to the terms of a separate consulting agreement, as described below. In addition, Ms. Turner’s outstanding stock options, to the extent that they were vested as of the Turner Separation Date, remained exercisable until March 31, 2016, on which date they expired and ceased to be exercisable. Any unvested and unexercised stock options were forfeited and expired as of the Turner Separation Date. Finally, Ms. Turner generally and completely released the Company and its affiliates of and from any and all claims, liabilities and obligations that arise out of or are related to events, acts, conduct or omissions occurring prior to the Turner Separation Date, and agreed to customary non-disclosure, non-disparagement and cooperation provisions. On June 26, 2015, we also entered into a Consulting Agreement (the “Turner Consulting Agreement”) with Ms. Turner, pursuant to which Ms. Turner was engaged as a consultant to the Company. The Turner Consulting Agreement was effective until March 31, 2016. During the consulting term, Ms. Turner agreed to provide up to a specified number of non-legal services per month to the Company upon request. In consideration for such services, Mr. Turner received an hourly consulting fee, as well as reimbursement for reasonable expenses. In addition, Ms. Turner agreed to customary non-disclosure, non-solicitation and work product assignment provisions.

On December 4, 2015, we entered into a Separation and Consulting Agreement (the “Hagan Separation Agreement”) with Mr. Hagan in connection with his resignation, effective as December 11, 2015 (the “Hagan Separation Date”). The Hagan Separation Agreement provided that Mr. Hagan was paid all accrued salary and unused vacation earned through the Hagan Separation Date and remained eligible for a pro-rated annual bonus for calendar year 2015, the determination of which is set forth in Item 11 – Executive Compensation of this annual report on Form 10-K. Mr. Hagan also remained eligible for the Company’s current group health insurance benefits to the extent provided by federal or state laws and the Company’s current group health insurance policies. The Hagan Separation Agreement also provided that the Company would retain Mr. Hagan as a consultant pursuant to the terms of a separate consulting agreement, as described below. In addition, Mr. Hagan’s outstanding stock options, to the extent that they were vested as of the Hagan Separation Date, remained exercisable until March 11, 2016, on which date they expired and ceased to be exercisable. Any unvested and unexercised stock options were forfeited and expired as of the Hagan Separation Date. Finally, Mr. Hagan generally and completely released the Company and its affiliates of and from any and all claims, liabilities and obligations that arise out of or are related to events, acts, conduct or omissions occurring prior to the Hagan Separation Date, and greed to customary non-disclosure, non-disparagement and cooperation provisions. On December 4, 2015, the Company also entered into a Consulting Agreement (the “Hagan Consulting Agreement”) with Mr. Hagan, effective as of December 12, 2015, pursuant to which Mr. Hagan would be engaged as a consultant to the Company. The Hagan Consulting Agreement will be effective until December 11, 2016, unless extended by mutual consent or earlier terminated by the Company or Mr. Hagan pursuant to the terms set forth therein. During the consulting term, Mr. Hagan will provide up to 20 hours of services per month to the Company upon request. In consideration for such services, Mr. Hagan will receive an hourly consulting fee, as well as reimbursement for reasonable expenses. In addition, Mr. Hagan has agreed to customary non-disclosure, non-solicitation and work product assignment provisions.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General

Corporation Law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers, including our former executive officers who are named executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

LEGAL PROCEEDINGS

In May 2013, the Company received a shareholder demand alleging that certain option grants to the President and Chief Executive Officer, Michael A. Narachi, the Chief Business Officer and acting-Chief Financial Officer, Joseph P. Hagan, and the Senior Vice President, General Counsel and Secretary, Heather D. Turner, in 2011 were granted in excess of the 1,500,000 share limit set forth in Section 3.3 of the Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan, or Plan, as to the number of shares of the Company’s common stock with respect to which one or more stock awards may be granted to any one eligible participant during any of the Company’s fiscal years. The Company refers to this limit as the 162(m) Award Limit. The Company’s board of directors established a demand review committee composed of independent directors to conduct an investigation with respect to the shareholder demand and to make recommendations to the board of directors. The demand review committee engaged independent counsel as part of its investigation and evaluated (1) the terms of the Plan, (2) the initial issuance procedures for the option grants to Mr. Narachi, Mr. Hagan and Ms. Turner during 2011, (3) the authority available to the compensation committee of the board of directors under its charter and the Plan, (4) the expectations of the award recipients and (5) the intent of the board of directors and the compensation committee regarding the availability of an exemption from the deductibility limitations of Section 162(m) of the Internal Revenue Code for such option grants. Following its investigation, the demand review committee determined that the 162(m) Award Limit first became effective as of June 2, 2011, and that, therefore, awards granted under the Plan prior to June 2, 2011, did not count toward the 162(m) Award Limit. The demand review committee determined that the awards granted to Mr. Hagan between June 2, 2011 and December 31, 2011 did not exceed the 162(m) Award Limit. The demand review committee further determined that the options granted to Mr. Narachi and Ms. Turner, including the portion of such awards in excess of the 162(m) Award Limit, were validly approved under the Plan, although the portion of those awards in excess of the 162(m) Award Limit does not qualify as performance-based compensation under Section 162(m). In September 2013, the compensation committee amended the Plan, with the approval of the Company’s board of directors, to take the following actions: (1) to clarify that the 162(m) Award Limit only applies to awards or the portion thereof intended to qualify as performance-based compensation under Section 162(m); and (2) to confirm that the compensation committee has the authority to make awards in excess of the 162(m) Award Limit, which board action the Company refers to as the Plan Amendment. The Plan Amendment is deemed effective as of June 10, 2011, consistent with the authority of the compensation committee as administrator of the Plan as of that date. Any grants under the Plan in excess of the 162(m) Award Limit are not intended to qualify as performance-based compensation under Section 162(m).

On December 9, 2013, the same shareholder who made a demand on the board in May 2013 filed a derivative lawsuit purportedly on behalf of the Company against certain of the officers and current and former members of the board of directors in the United States District Court, for the Southern District of California, captioned Turgeman v. Narachi, et al. The lawsuit asserts claims for breach of fiduciary duty, waste and unjust enrichment based on, among other things, the alleged grant of stock options to certain officers in excess of the 162(m) Award Limit, repricing stock options allegedly in violation of the Company’s equity incentive plan, the board of directors’ conduct in responding to the May 2013 shareholder demand, and making allegedly false and misleading statements. The lawsuit seeks, among other things, declaratory relief, corporate governance reforms, rescission of certain stock option awards, rescission of the Plan Amendment, injunctive relief, damages, restitution, disgorgement and attorney’s fees. On July 23, 2014, the Company and the individual defendants filed a motion to dismiss the Turgeman complaint. On March 9, 2015, the court granted the motion to dismiss with thirty days leave to amend. An amended complaint was filed on April 8, 2015. The amended complaint asserts the same derivative claims as the original complaint and asserts a putative claim on behalf of plaintiff and the Company’s shareholders for breach of contract for alleged violations of the 2007 Equity Incentive Plan. On May 8, 2015, the Company and the individual defendants filed a motion to dismiss the amended complaint. The court has not yet ruled on the motion.

On March 10, 2015, a purported class action lawsuit was filed against the Company and certain of the Company’s officers in the United States District Court, for the Southern District of California, captioned

Colley v. Orexigen, et al. The following day, two additional putative class action lawsuits were filed in the same court, captioned Stefanko v. Orexigen, et al., and Yantz v. Orexigen, et al., asserting substantially similar claims. On June 22, 2015, the court consolidated the lawsuits and appointed a lead plaintiff. On August 20, 2015, the lead plaintiff filed a consolidated complaint. The consolidated complaint purports to assert claims on behalf of a class of purchasers of the Company’s stock between March 3, 2015 and May 12, 2015. It alleges that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by purportedly making false and misleading statements regarding the interim results and termination of the Light Study. The consolidated complaint seeks an unspecified amount of damages, attorneys’ fees and equitable or injunctive relief. On October 5, 2015, defendants filed a motion to dismiss the consolidated complaint. The court has not yet ruled on the Company’s motion. Although management believes that the claims lack merit and intends to defend against them vigorously, there are uncertainties inherent in any litigation and the Company cannot predict the outcome. As this time, the Company is unable to estimate possible losses or ranges of losses that may result from such legal proceedings, and it has not accrued any amounts in connection with such legal proceedings other than ongoing attorney’s fees.

It is possible that additional securities class action litigation may be brought against the Company following stock price declines related to the release of information regarding Contrave or clinical trial results, including the Light Study or related to the matters alleged in the May 2013 shareholder demand and/or the Plan Amendment. Any adverse determination in such litigation could subject the Company to significant liabilities.

In April 2015, the Company and Takeda received a Paragraph IV certification notice letter regarding an abbreviated new drug application, or ANDA, submitted to the FDA by Actavis Laboratories FL, Inc., or Actavis, requesting approval to market, sell, and use a generic version of Contrave. In its notice letter, Actavis alleges that U.S. Patent Nos. 7,375,111; 7,462,626; 8,088,786; 8,318,788; 8,722,085; 8,815,889; and 8,916,195, which are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book, for Contrave, are invalid, unenforceable and/or will not be infringed by Actavis’ manufacture, use or sale of the product described in its ANDA. In June 2015, the Company and Takeda filed a patent infringement lawsuit in the U.S. District Court for the District of Delaware against Actavis and certain of its affiliates related to the ANDA previously filed by Actavis and described above. The lawsuit claims infringement of the seven patents that were the subject of Actavis’ notice letter, as described above. In accordance with the Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, as a result of having filed a patent infringement lawsuit within 45 days of receipt of Actavis’ notice letter, FDA approval of the ANDA will be stayed until the earlier of (i) 30 months from the date of receipt of the notice letter or (ii) a District Court decision finding that the identified patents are invalid, unenforceable or not infringed. In July 2015, Actavis filed an answer, affirmative defenses and counterclaim to the Company’s and Takeda’s complaint, and the Company and Takeda filed an answer to Actavis’ counterclaim in August 2015. Moreover, in July 2015, the court ordered a stipulation between the Company, Takeda and Actavis in which we and Takeda agreed to dismiss all defendants except Actavis without prejudice, and Actavis agreed that the related Actavis entities will be bound to judgments and orders of the court against Actavis and will be subject to discovery as if they were parties. In September 2015, the court entered a scheduling order, setting a claim construction hearing for May 2016 and a three-day bench trial to begin in June 2017. After reviewing Actavis’ ANDA, the Company and Takeda subsequently dropped U.S. Patent Nos. 8,088,786, 8,318,788, 8,722,085 and 8,916,195 from the lawsuit. In April 2016, the Company and Takeda filed an amended complaint against Actavis asserting newly issued U.S. Patent No. 9,125,868. Although the Company plans to vigorously enforce Contrave intellectual property rights, there are uncertainties inherent in any litigation and we cannot predict the outcome.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2015, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Stephen Moglia filed a Form 3 in February 2016 related to becoming a Section 16 reporting person December 2015.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2016 must be received by us no later than January 28, 2016, which is 120 days prior to the first anniversary of the expected mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2016 annual meeting of stockholders, such a proposal must be received by us no earlier than March 10, 2017 and no later than April 9, 2017. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than 120 calendar days prior to such annual meeting and not later than 90 calendar days prior to such annual meeting or, if later, the tenth day following the date on which public announcement of the date of the meeting is first made. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2015 will be mailed to stockholders of record on or about May 27, 2016. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Orexigen stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Orexigen. Direct your written request to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037, Attention: Corporate Secretary; (858) 875-8600. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, NE

Washington, D.C. 20549

Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available in the Investors section of our website at www.orexigen.com.

By Order of the Board of Directors,

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

May 27, 2016

Appendix A

OREXIGEN THERAPEUTICS, INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of the Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan, as amended and restated herein (the “Plan”) is to promote the success and enhance the value of Orexigen Therapeutics, Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. This Plan amends and restates in its entirety the Orexigen, Inc. 2007 Equity Incentive Award Plan adopted by the Board on April 24, 2007 and shall become effective upon approval of the Company’s stockholders.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, an Other Stock-Based Award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through an electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means the occurrence of any of the following events:

(a) a Participant’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude;

(b) a Participant’s continued failure or refusal to follow lawful and reasonable instructions of such Participant’s supervisor or the Board or lawful and reasonable policies and regulations of the Company or its affiliates;

(c) a Participant’s continued failure to faithfully and diligently perform the assigned duties of his or her employment with the Company or its affiliates;

(d) unprofessional, unethical, immoral or fraudulent conduct by a Participant;

(e) conduct by a Participant that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or

(f) a Participant’s material breach of his or her Employment Agreement, Proprietary Information and Inventions Agreement, the Company’s Code of Conduct and/or Insider Trading Policy, each as applicable, or any other contractual, fiduciary, or statutory duty owed to the Company.

An event described in Section 2.4(b) through (f) shall not be treated as “Cause” until after a Participant has been given written notice of such event, failure, conduct or breach and such Participant fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured. Failure of the Company to meet financial or performance targets or goals shall not be deemed to be a breach pursuant to Section 2.4 (b) or (c).

2.5 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the committee of the Board described in Article 13.

2.8 “Consultant” means any consultant or adviser if:

(a) the consultant or adviser renders bona fide services to the Company or any Parent or Subsidiary;

(b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) the consultant or adviser is a natural person.

2.9 “Continuous Service” means that the Participant’s service with the Company or a Subsidiary, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of a Subsidiary or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company (or Board of Directors or the chief executive officer of any successor thereto), in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

2.10 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.11 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.12 “Director” means a member of the Board, or, as applicable, a member of the board of directors of a Subsidiary.

2.13 “Disability” means “disability,” as such term is defined in Section 22(e)(3) of the Code.

2.14 “Dividend Equivalents” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.15 “Eligible Individual” means any person who is an Employee, a Consultant or a member of the Board, as determined by the Committee.

2.16 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Parent or Subsidiary.

2.17 “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” means, as of any given date,

(a) if Stock is traded on an exchange, the closing price (or the closing bid, if no sales were reported) of a share of Stock as reported in the Wall Street Journal (or such other source the Committee deems reliable) for such date, or if no bids or sales were reported for such date, then the closing price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred;

(b) if Stock is not traded on an exchange but is quoted on a quotation system, the mean between the closing representative bid and asked prices for the Stock on such date, or if no closing representative bid and asked prices were reported for such date, the date immediately prior to such date during which closing representative bid and asked prices were quoted for the Stock, in each case, as reported in the Wall Street Journal or such other source the Committee deems reliable; or

(c) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

2.20 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21 “Inducement Award” means an Award granted pursuant to Section 3.4 of the Plan.

2.22 “Independent Director” means a Director of the Company who is not an Employee of the Company or of any Parent or Subsidiary.

2.23 “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Other Stock-Based Award” means an Award granted or denominated in Stock or units of Stock pursuant to Section 8.7 of the Plan.

2.27 “Parent” means any “parent corporation,” as defined in Section 424(e) of the Code and any applicable regulations promulgated thereunder, of the Company or any other entity which beneficially owns, directly or indirectly, a majority of the outstanding voting stock or voting power of the Company.

2.28 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.29 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.30 “Performance Bonus Award” has the meaning set forth in Section 8.8.

2.31 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals shall be based on the attainment of specified levels of one or any combination of the following:

•	sales (including same store or comparable sales);

•	net sales;

•	return on sales;

•	revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures);

•	operating income (before or after taxes);

•	pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus);

•	earnings or loss per share;

•	net income or loss (before or after taxes);

•	return on equity;

•	total stockholder return;

•	return on assets or net assets;

•	appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company;

•	market share;

•	gross profits;

•	gross or net profit margin;

•	gross profit growth;

•	net operating profit (before or after taxes);

•	operating earnings;

•	earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization);

•	economic value-added models or equivalent metrics;

•	comparisons with various stock market indices;

•	reductions in costs;

•	cash flow (including operating cash flow and free cash flow) or cash flow per share (before or after dividends);

•	return on capital (including return on total capital or return on invested capital);

•	cash flow return on investment;

•	cash flow return on capital;

•	improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable;

•	general and administrative expense savings;

•	inventory control;

•	operating margin;

•	gross margin;

•	year-end cash;

•	cash margin;

•	debt reduction;

•	stockholders equity;

•	operating efficiencies;

•	cost reductions or savings;

•	customer satisfaction;

•	customer growth;

•	employee satisfaction;

•	productivity or productivity ratios;

•	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s));

•	clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally);

•	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property;

•	establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors);

•	supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products);

•	co-development, co-marketing, profit sharing, joint venture or other similar arrangements);

•	financial ratios, including those measuring liquidity, activity, profitability or leverage;

•	cost of capital or assets under management;

•	financing and other capital raising transactions (including sales of the Company’s equity or debt securities);

•	debt level year-end cash position; book value;

•	factoring transactions;

•	competitive market metrics;

•	timely completion of new product roll-outs;

•	timely launch of new facilities (such as new store openings, gross or net);

•	sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally (or through partnering transactions);

•	royalty rates or royalty income;

•	reported prescriptions over a period;

•	implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets;

•	and recruiting and maintaining personnel

, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of other companies or a peer group. Any Performance Goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. To the extent an Award is intended to be Qualified Performance-Based Compensation, the Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

2.32 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, Subsidiary, or an individual. To the extent an Award is intended to be Qualified Performance-Based Compensation, the Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.33 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.34 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.35 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, cash, or a combination of Stock and cash, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.36 “Plan” means this Orexigen Therapeutics, Inc. Amended and Restated 2007 Incentive Award Plan, as it may be amended from time to time.

2.37 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.38 “Restatement Date” has the meaning set forth in Section 14.1.

2.39 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.40 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.41 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.42 “Shares” shall mean shares of Stock of the Company.

2.43 “Stock” means the common stock of the Company, par value $0.001 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 12.

2.44 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.45 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.4.

2.46 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

2.47 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) As of the Restatement Date and subject to adjustment as provided in Article 12, a total of one hundred and three million (103,000,000) Shares shall be authorized for Awards granted under the Plan, plus the number of Shares reserved for Inducement Awards under Section 3.4 of the Plan, less one (1) Share for every one (1) Award granted under the Plan after March 31, 2016 and prior to the Restatement Date. The maximum number of Shares that may be delivered upon exercise of Incentive Stock Options shall not exceed one hundred and three million (103,000,000).

(b) If any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on a one-for-one basis.

(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis.

(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 3.3, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition or combination.

3.2 Stock Distributed. Any shares of Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Subject to adjustment as provided in Article 12, no Participant may be granted (i) Options or Stock Appreciation Rights during any 12-month period with respect to more than 15,000,000 Shares and (ii) any Awards (other than Options or Stock Appreciation Rights) during any calendar year that are intended to constitute Qualified Performance-Based Compensation and are denominated in Shares under which more than 15,000,000 Shares may be earned within any applicable vesting period or Performance Period. During any calendar year no Participant may be granted Awards of Qualified Performance-Based Compensation that are denominated in cash under which more than $15,000,000 may be earned within any applicable vesting period or Performance Period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company and its Subsidiaries. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Section.

Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Independent Director during any single calendar year, taken together with any cash fees paid to such Independent Director during such calendar year, shall not exceed $750,000.

3.4 Inducement Shares. This Section 3.4 shall apply with respect to the two million five hundred thousand (2,500,000) Shares reserved under this Plan by action of the Board (or a committee thereof) to be used exclusively for the grant of Inducement Awards. The persons who are eligible for Inducement Awards shall consist of Eligible Individuals who are Employees and whose potential contribution, in the judgment of the Committee, will benefit the future success of the Company and/or an affiliated corporation. Notwithstanding anything to the contrary in Article 4, an Inducement Award may be granted only to an Eligible Individual not previously an Employee or an Independent Director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules. In addition, notwithstanding any other provision of the Plan to the contrary, all such Inducement Awards must be granted either by a majority of the Company’s Independent Directors or a committee comprised of a majority of Independent Directors.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan, each such Award not to exceed a term of ten (10) years; provided that Inducement Awards may be granted only to Eligible Individuals as provided in Section 3.4.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.3 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. The terms of any Incentive Stock Options granted pursuant to the Plan must comply with the conditions and limitations contained in Section 14.2 and this Section 5.2.

(a) Eligibility. Incentive Stock Options may be granted only to Employees.

(b) Exercise Price. The exercise price per share of Stock shall be set by the Committee; provided that subject to Section 5.2(e), the exercise price for any Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date of grant.

(c) Expiration. Subject to Section 5.2(e), an Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events: the tenth anniversary of the date it is granted, unless an earlier time is set in the Award Agreement; the later of (x) three months after the Participant’s termination of employment as an Employee or, if applicable, (y) one year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(f) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(g) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(h) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Substitution of Stock Appreciation Rights. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option, subject to the provisions of Sections 7.2 and 13.6; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

7.2 Stock Appreciation Rights.

(a) A Stock Appreciation Right (“SAR”) shall have a term set by the Committee. An SAR shall be exercisable in such installments as the Committee may determine. An SAR shall cover such number of shares of Stock as the Committee may determine. The exercise price per share of Stock subject to each SAR shall be set by the Committee; provided, however, that the Committee in its sole and absolute discretion may provide that the SAR may be exercised subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or Disability, or otherwise.

(b) An SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of a share of Stock on the date the SAR is exercised over (B) the Fair Market Value of a share of Stock on the date the SAR was granted and (ii) the number of shares of Stock with respect to which the SAR shall have been exercised, subject to any limitations the Committee may impose.

7.3 Payment and Limitations on Exercise.

(a) Subject to Section 7.3(b), payment of the amounts determined under Section 7.2(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the SAR is exercised) or a combination of both, as determined by the Committee.

(b) To the extent any payment under Section 7.2(b) is effected in Stock it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents.

(a) Any Eligible Individual selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the provisions of this Section, Dividend Equivalents, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Award and shall be paid at the time such restrictions and risk of forfeiture lapse.

(b) Dividend Equivalents shall not be granted with respect to Options or SARs.

8.4 Stock Payments. Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares of Stock or the number of options or other rights to purchase shares of Stock subject to a Stock Payment shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee in accordance with Section 409A of the Code. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued. In addition, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee; provided, that such dates and such election shall be subject to compliance with Section 409A of the Code. On the maturity date, the Company shall, subject to Section 11.5(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit (or an equivalent value in cash, or a combination thereof) scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Stock.

8.7 Other Stock-Based Awards. Any Eligible Individual selected by the Committee may be granted one or more Awards that provide Participants with shares of Stock or the right to purchase shares of Stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Participant.

8.8 Performance Bonus Awards. Any Participant selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.

8.9 Term. Except as otherwise provided herein, the vesting schedule of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units or Other Stock-Based Award shall be set by the Committee in its discretion.

8.10 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments, Restricted Stock Units or Other Stock-Based Award; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.11 Exercise Upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments, Restricted Stock Units and Other Stock-Based Award shall only be exercisable or payable while the Participant is an Employee, Consultant or a Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units or Other Stock-Based Award may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or Disability, or otherwise; provided, however, that any such provision with respect to Awards of Qualified Performance-Based Compensation shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.12 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.13 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9, provided, however, that all Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, prior to the earlier of ninety (90) days following the commencement of the applicable Performance Period and the expiration of 25% of the Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Parent or Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation, including all Performance-Based Awards, shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

INDEPENDENT DIRECTOR AWARDS

10.1 The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to a written plan established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Independent Director Compensation Policy”). The Independent Director Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Common Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion. For the avoidance of doubt, Awards granted to Independent Directors shall be subject to all of the limitations set forth in the Plan.

ARTICLE 11

PROVISIONS APPLICABLE TO AWARDS

11.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

11.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

11.3 Limits on Transfer. Except as set forth in this Section 11.3 and Section 11.4, no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, a Parent, or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company, a Parent, or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company, a Parent, or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

11.4 Beneficiaries. Notwithstanding Section 11.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

11.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.6 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

ARTICLE 12

CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (whether in cash, shares or other property and other than normal cash dividends), or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 12.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the

Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.1(b) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.1(a) and 12.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

12.2 Change in Control.

(a) In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to such event.

(b) In the event of a Change in Control, then any surviving corporation or acquiring corporation shall assume any Awards outstanding under the Plan or shall substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in such Change in Control) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume such Awards or to substitute similar awards for those outstanding under the Plan, then the vesting of such Awards (and, if applicable, the time during which such Awards may be exercised) shall be accelerated in full (provided, however, that performance-based awards shall be treated as provided for in the applicable Award Agreements), and the Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Awards outstanding under the Plan, such Awards shall terminate if not exercised (if applicable) prior to such event. The Committee shall have the right to provide that in the event of a Change in Control, performance-based awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such performance-based awards shall be immediately settled or distributed or (y) converted into Restricted Stock or Restricted Stock Unit Awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control).

(c) Notwithstanding any other provisions of this Plan to the contrary other than Sections 12.3 or 12.5 below, and unless otherwise provided in an Award Agreement, if within twelve (12) months after the date of a Change in Control the Continuous Service of a Participant terminates due to an involuntary termination (not including death or Disability) without Cause, then the vesting and exercisability of all time-based Awards held by such Participant shall be fully accelerated and all performance-based Awards shall be treated as provided for in the applicable Award Agreements, or any reacquisition or repurchase rights held by the Company with respect to an Award shall fully lapse.

12.3 Qualified Performance-Based Compensation. With respect to Awards granted to Covered Employees and are intended to qualify as Qualified Performance-Based Compensation, no adjustment or action described in Section 12.1 or 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Qualified Performance-Based Compensation, unless the Committee determines that the Award should not so qualify. No adjustment or action described in Section 12.1 or 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 under the Exchange Act unless the Committee determines that the Award is not to comply with such exemptive conditions.

12.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

12.5 Section 409A. No action shall be taken under Section 12.1 or 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

12.6 Restrictions on Exercise. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

ARTICLE 13

ADMINISTRATION

13.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in the Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, shall delegate administration of the Plan to a Committee. The Committee shall consist solely of two or more members of the Board each of whom is a Non-Employee Director, and with respect to awards that are intended to be Performance-Based Awards, an “outside director” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. Appointment of Committee members shall be effective upon acceptance of appointment. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

13.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or of any Parent or Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company or any Parent or Subsidiary to assist in the administration of the Plan.

13.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

13.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

13.5 Delegation of Authority. To the extent permitted by applicable law, the Committee may from time to time delegate its authority under the Plan to a sub-committee or to one or more senior executive officers of the Company to the extent such delegation is appropriate under Section 162(m) of the Code and Rule 16b-3 under the Exchange Act. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Committee.

13.6 Prohibition on Repricing of Awards. Other than pursuant to Article 12, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price per Share of an Option or Stock Appreciation Right after it is granted, (b) cancel an Option or Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

ARTICLE 14

EFFECTIVE, RESTATEMENT AND EXPIRATION DATE

14.1 Effective Date. The Plan was effective as of April 24, 2007. The Plan was amended and restated effective July 8, 2016 (the “Restatement Date”). The Plan is deemed to be approved by the stockholders if it is approved either:

(a) By a majority of the votes cast at a duly held stockholder’s meeting at which a quorum representing a representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or

(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

14.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after April 21, 2026 (the tenth anniversary of the date the Plan, as amended and restated, was approved by the Board). Any Awards that are outstanding upon the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15

AMENDMENT, MODIFICATION, AND TERMINATION

15.1 Amendment, Modification, and Termination. Subject to Section 16.13, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares of Stock available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant; or (iv) amends Section 13.6.

15.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 16.13, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 16

GENERAL PROVISIONS

16.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

16.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

16.3 Withholding. The Company or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares of Stock which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such other rate that will not cause an adverse accounting consequence or cost).

16.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Parent or Subsidiary.

16.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary.

16.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Parent or Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

16.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares of Stock or whether such fractional shares of Stock shall be eliminated by rounding up or down (on an aggregated basis) as appropriate.

16.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan but subject to Section 12.3, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares of Stock in such manner as it deems advisable to ensure the availability of any such exemption.

16.13 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Restatement Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Restatement Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Restatement Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s termination of employment or service and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Plan, a termination of employment or service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

16.14 Compensation Recoupment Policy. All Awards shall be subject to the Company’s Recoupment Policy, as may be in effect from time to time.

16.15 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

**** *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Orexigen Therapeutics, Inc. on April 21, 2016.

**** *

I hereby certify that the foregoing Plan was approved by the stockholders of Orexigen Therapeutics, Inc. on July 8, 2016.

Executed on this      day of                     , 2016.

[Title]

Appendix B

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OREXIGEN THERAPEUTICS, INC.

Orexigen Therapeutics, Inc. (the “Corporation”) originally filed its Certificate of Incorporation with the Secretary of State of Delaware on September 12, 2002, and is organized and existing under the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) as follows:

THEREFORE, BE IT RESOLVED, that first paragraph of Article Fourth of the Certificate of Incorporation is hereby amended to add the following at the end of such paragraph:

“Effective at the time of filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every ten (10) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and reclassified into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (“New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in the reclassification and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Old Common Stock, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the foregoing combination and reclassification of the Old Common Stock (such combination and reclassification, the “Reverse Stock Split”), following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Stock Split) on The NASDAQ Global Market during regular trading hours for the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

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2. Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment to Eleventh Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Orexigen Therapeutics, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by an authorized officer thereof, this [    ] day of [    ], 2016.

Michael Narachi President and Chief Executive Officer

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Appendix C

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OREXIGEN THERAPEUTICS, INC.

Orexigen Therapeutics, Inc. (the “Corporation”) originally filed its Certificate of Incorporation with the Secretary of State of Delaware on September 12, 2002, and is organized and existing under the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) as follows:

THEREFORE, BE IT RESOLVED, that Article Fourth of the Certificate of Incorporation, is hereby amended to strike the first two sentences and substitute in lieu of said sentences the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share (“Common Stock”) and Preferred Stock, par value $0.001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is 1,110,000,000 shares, 1,100,000,000 shares of which shall be Common Stock and 10,000,000 shares of which shall be Preferred Stock.”

2. Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment to Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Orexigen Therapeutics, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by an authorized officer thereof, this [    ] day of [    ], 2016.

Michael Narachi President and Chief Executive Officer

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3344 NORTH TORREY PINES COURT SUITE 200 LA JOLLA, CA 92037

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees

01	Brian H. Dovey 02 David J. Endicott 03 Lota S. Zoth

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.						For	Against	Abstain

2.	To ratify the appointment of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.					☐	☐	☐

3.	To approve the Company’s amended and restated 2007 Equity Incentive Award Plan.					☐	☐	☐

4.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split.					☐	☐	☐

5.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the Company’s authorized shares of common stock.					☐	☐	☐

6.	To approve the issuance of the Company’s common stock upon the conversion of 0% Convertible Senior Secured Notes Due 2020 and warrants to purchase common stock.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

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OREXIGEN THERAPEUTICS INC

Annual Meeting of Stockholders

July 8, 2016

This proxy is solicited by the Board of Directors

The undersigned stockholder of Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), hereby appoints Thomas Lynch, as proxy for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on July 8, 2016 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSAL 2, 3, 4, 5 and 6.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof. All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Continued and to be signed on reverse side